UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary proxy statement.
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
☑	Definitive proxy statement.
☐	Definitive additional materials.
☐	Soliciting material under Rule 14a-12.
Commission File No. 001-15019
PEPSIAMERICAS, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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PepsiAmericas, Inc.
4000 RBC Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402
Robert C. Pohlad
Chairman and Chief Executive Officer

March 18, 2009

Dear Shareholder:

We are pleased to invite you to attend the 2009 Annual Meeting of Shareholders of PepsiAmericas, Inc., to be held on May 7, 2009, at 10:30 a.m., local time, at the Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois.

All shareholders of record and beneficial owners as of the record date for our annual meeting may now access, free of charge, our proxy materials on the Internet. In addition, all shareholders will receive either a notice of Internet availability of proxy materials referring them to a specific website, or paper copies of our proxy materials.

In order to complete arrangements for the meeting, we would like to know in advance how many shareholders expect to attend. If you plan to attend, please advise us when voting by telephone or Internet or check the box provided on the proxy card.

We look forward to seeing you at the meeting.

Robert C. Pohlad
Chairman and Chief Executive Officer

PEPSIAMERICAS, INC.
4000 RBC Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:   May 7, 2009

Time:  10:30 a.m., local time

Place:	Four Seasons Hotel
120 East Delaware Place
Chicago, Illinois

Purposes:

•	To elect ten directors;

•	To approve the 2009 Long-Term Incentive Plan;

•	To ratify the appointment of independent registered public accountants; and

•	To act upon such other matters as may properly come before the meeting.

The close of business on March 10, 2009, has been fixed as the record date for determination of shareholders entitled to notice of and to vote at the meeting. A complete list of the shareholders entitled to vote at the meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, during the ten days prior to the meeting at our offices at 4000 RBC Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402.

Even if you plan to attend the meeting, please vote your shares as promptly as possible. If you attend the meeting, you may vote your shares in person if you wish.

By Order of the Board of Directors

Brian D. Wenger
Corporate Secretary

Minneapolis, Minnesota
March 18, 2009

i

ii

PEPSIAMERICAS, INC.
4000 RBC Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 7, 2009

PEPSIAMERICAS, INC.

We manufacture, distribute and market a broad portfolio of PepsiCo and other national and regional beverage brands. We are the second largest bottler in the Pepsi system, with operations in the United States, Central and Eastern Europe and the Caribbean. Our principal executive offices are located at 4000 RBC Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, and our telephone number is (612) 661-3883.

THE ANNUAL MEETING

Our meeting will be held on May 7, 2009, at 10:30 a.m., local time, at the Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois. No cameras or recording equipment will be permitted at the meeting. However, our meeting will be webcast. If you are unable to attend the meeting in person, you are invited to visit www.pepsiamericas.com at 10:30 a.m., Central Daylight Saving Time, on May 7, 2009, to listen to the webcast of the meeting. An archived copy of the webcast also will be available on our website.

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to be Held on May 7, 2009

We are furnishing these proxy materials to you because our Board of Directors is soliciting your proxy to vote your shares at the meeting. “Proxy materials” means this proxy statement, our 2008 Annual Report and any amendments or updates to these documents.

In accordance with rules and regulations adopted by the Securities and Exchange Commission, we are now furnishing our proxy materials on the Internet. Our proxy materials are available on the Internet to shareholders who have received the required control numbers at www.proxyvote.com and to the general public at www.pepsiamericas.com.

If you received a notice of Internet availability of proxy materials by mail (the “notice”), you will not receive a printed copy of the proxy materials unless you request one, as described in the notice. Instead, the notice will instruct you how to access and review all of the important information contained in the proxy materials, and will connect you to various means to vote. On approximately March 18, 2009, we will send either the notice or our proxy materials to all shareholders of record and beneficial owners as of the close of business on March 10, 2009 (the “record date”). On the record date there were 124,899,755 shares outstanding and approximately 8,095 shareholders of record.

Quorum, Abstentions and Broker Non-Votes

A quorum is necessary to hold a valid meeting. The attendance by proxy or in person of holders of 51 percent of the shares entitled to vote at the meeting will constitute a quorum to hold the meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matter but not on others because the broker does not have the authority to do so.

If a properly executed proxy is submitted and the shareholder has abstained from voting on the election of a director, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter. If a properly executed proxy is submitted and the shareholder has abstained from voting on any other matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

If a properly executed proxy is submitted by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matters.

VOTING INSTRUCTIONS

You are entitled to one vote for each share of common stock that you own as of the close of business on the record date. Please carefully read the instructions below on how to vote your shares. Because the instructions vary depending on how you hold your shares, it is important that you follow the instructions that apply to your particular situation.

If Your Shares are Held in Your Name

Voting by proxy.  Even if you plan to attend the meeting, please execute the proxy promptly by following the telephone or Internet voting instructions provided to you, or by signing, dating and returning the proxy card by mail.

Voting in person at the meeting.  If you plan to attend the meeting, you can vote in person. In order to vote at the meeting, you will need to bring your share certificates or other evidence of your share ownership with you to the meeting.

Revoking your proxy.  As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

•	By filing a written notice of revocation with our Corporate Secretary;

•	By submitting another proper proxy with a more recent date than that of the proxy first given by (a) following the telephone voting instructions, (b) following the Internet voting instructions, or (c) signing, dating and returning a proxy card by mail; or

•	By attending the meeting and voting in person.

If Your Shares are Held in “Street Name”

Voting by proxy.  If your shares are registered in the name of your broker or nominee, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Voting in person at the meeting.  If you plan to attend the meeting and vote in person, you should contact your broker or nominee to obtain a broker’s proxy card and bring it and your account statement or other evidence of your share ownership with you to the meeting.

Revoking your proxy.  If your shares are held in street name, you must contact your broker to revoke your proxy.

Voting Rules

By giving us your proxy, you authorize the individuals named as proxies to vote your shares in the manner you indicate at the meeting or any adjournments thereof.

Election of Directors

With respect to the election of individual nominees for director, you may:

•	Vote “for” the individual nominees named in this proxy statement;

•	Vote “against” the individual nominees named in this proxy statement; or

•	“Abstain” from voting for individual nominees named in this proxy statement (shares voting “abstain” have no effect on the election of directors).

Because the number of nominees properly nominated for the meeting is the same as the number of directors to be elected at the meeting, the 2009 election of directors is a non-contested election. Therefore, if a quorum is present at the meeting, the nominees receiving a majority of votes cast will be elected to serve as directors. For additional information, please see “Majority Voting Standard and Director Resignation Policy” below.

Other Proposals

With respect to the other proposals presented in this proxy statement, you may:

•	Vote “for” the proposal;

•	Vote “against” the proposal; or

•	“Abstain” from voting on the proposal (shares voting “abstain” have the same effect as a vote against the proposal).

Submitting a Proxy without Voting Instructions

If you give us your proxy but do not specify how you want us to vote your shares, your shares will be voted as follows:

•	“For” the election of each individual nominee for director named in this proxy statement;

•	“For” approval of the 2009 Long-Term Incentive Plan; and

•	“For” ratification of the appointment of independent registered public accountants.

Costs and Manner of Proxy Solicitation

We will bear the cost of soliciting proxies. We also will request brokers, custodians, nominees and others to forward soliciting material to beneficial owners of shares held as of the record date and will reimburse said persons for their reasonable expenses so incurred. Our officers and employees may, by letter, telephone, facsimile, electronic mail, or in person, make additional requests for proxies, although we do not reimburse our own employees for soliciting proxies.

Majority Voting Standard and Director Resignation Policy

Under the majority vote standard for the election of directors set forth in our By-Laws, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will have no effect on the election of a director since only votes “for” and “against” a nominee will be counted. In contested elections, the vote standard is a plurality of the votes cast. An election will be considered “contested” if the number of properly and timely nominated nominees, in accordance with our By-Laws, exceeds the number of directors to be elected.

PepsiAmericas is a Delaware corporation, and, under Delaware law, if an incumbent director is not elected, that director continues to serve as a “holdover director” until the director’s successor is duly elected and qualified. Our director resignation policy addresses this potential outcome. In particular, if the votes cast “for” an incumbent director nominee do not exceed the votes cast “against” that director, such incumbent director will offer to tender his or her resignation to the Board. The Governance, Finance and Nominating Committee will then make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. Subject to the policy, the Board will act on the committee’s recommendation within 90 days from the date of the certification of the election results. Following the determination by the Board, our company will promptly disclose publicly the Board’s decision, including an explanation of the process for reaching its decision and, if applicable, the reasons for rejecting the resignation offer.

Tabulating the Vote

Representatives of Broadridge Financial Solutions, Inc. will tabulate votes and act as inspectors of election at the meeting. All votes will be tabulated by the inspectors of election, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

ELECTRONIC DELIVERY OF SHAREHOLDER COMMUNICATIONS

We encourage you to conserve natural resources and help reduce our company’s printing and mailing costs by signing up to receive future shareholder communications via e-mail. With electronic delivery, we will send you an e-mail containing our proxy materials, and you can submit your vote upon the receipt of such e-mail. To sign up for electronic delivery for future communications, visit our website at www.pepsiamericas.com in the Investors’ section under “electronic delivery enrollment.”

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call our Investor Relations department at (612) 661-3883.

PROPOSAL 1: ELECTION OF DIRECTORS

Our directors are elected each year at the annual meeting by our shareholders. We do not have a classified Board of Directors. Ten directors will be elected at this year’s meeting. Each director’s term lasts until the 2010 Annual Meeting of Shareholders and until he or she is succeeded by another qualified director who has been elected. All the nominees are currently directors of our company. There are no familial relationships between any director and executive officer.

If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected at the meeting. Set forth below is information furnished with respect to each nominee for election as a director.

Herbert M. Baum, Chairman, President and Chief Executive Officer of The Dial Corporation (Retired). Director since 1995.

Mr. Baum, 72, served as Chairman, President and Chief Executive Officer of The Dial Corporation, now a subsidiary of The Henkel Group, from August 2000 to March 2005. Prior to joining Dial, from January 1999 to August 2000, Mr. Baum was employed by Hasbro, Inc. as President and Chief Operating Officer. Prior to joining Hasbro, Mr. Baum was employed by Quaker State Corporation as its Chairman and Chief Executive Officer from 1993 to 1998. Mr. Baum was employed by Campbell Soup Company from 1978 to 1993, where he served in various positions, most recently as Executive Vice President and President, Campbell North/South America. Mr. Baum serves as a director of Meredith Corporation and US Airways. He is past chairman of the Association of National Advertisers, The Advertising Council and the National Food Processors Association.

Richard G. Cline, Chairman, Hawthorne Investors, Inc. Director since 1987.

Mr. Cline, 74, served as President and Chief Operating Officer of Nicor Inc. beginning in 1985, and became Chairman of the Board and Chief Executive Officer in 1986. He retired as Chief Executive Officer in May 1995 and continued to serve as Chairman until his retirement from the company at the end of 1995. Prior to joining Nicor, Mr. Cline was an executive of Jewel Companies, Inc. for 22 years, becoming Chairman, President and Chief Executive Officer in 1984. He is also Chairman of Hawthorne Investors, Inc., a private management advisory and investment firm he founded in 1996. Additionally, he has served as a director of Ryerson, Inc., Chairman of the Boards of Trustees of The Northern Funds, The Northern Institutional Funds and The Northern Multi-Manager Funds and he is a past chairman of the Federal Reserve Bank of Chicago. From 1998 to 2000, Mr. Cline was Chairman of Hussmann International, Inc. Mr. Cline is a director emeritus and past president of the University of Illinois Foundation.

Michael J. Corliss, Chief Executive Officer, Investco Financial Corporation. Director since 2006.

Mr. Corliss, 48, is Chief Executive Officer of Investco Financial Corporation, which he founded in 1983, and a principal of Tarragon, LLC, both real estate development and management firms. From 1985 to 1998, Mr. Corliss served on the board of directors of Bank of Sumner and its holding company, Valley Bancorporation, before it was sold in 1998 to Frontier Financial Corporation. Mr. Corliss served on the board of directors of Frontier Financial Corporation from 1998 to 2003. He is principal of the Truss Company and Building Supply, Inc. and Desert Business Park, both privately held companies. He also serves as a Trustee and Treasurer at the University of Puget Sound in Tacoma, Washington.

Pierre S. du Pont, Former Governor, State of Delaware. Director since 1990.

Governor du Pont, 74, served as a director in the law firm of Richards, Layton & Finger, P.A., Wilmington, Delaware, through June 2005. A 1956 graduate of Princeton University, he served in the U.S. Navy from 1957 to 1960 and received his law degree from Harvard University in 1963. After six years in business with E.I. du Pont de Nemours & Co., Inc., he entered politics in 1968, serving in the Delaware House of Representatives (1968-1970), as a member of the U.S. House of Representatives (1971-1977), and as Governor of the State of Delaware (1977-1985). Governor du Pont served as Chairman of the Hudson Institute in 1985-1986 and currently serves as Chairman of the National Center for Policy Analysis.

Archie R. Dykes, Director of Various Corporations. Director since 1985.

Dr. Dykes, 78, is Lead Director of PepsiAmericas. He served as Chairman of Capital City Holdings Inc., a venture capital organization, from 1988 to 2005. Dr. Dykes served as Chairman and Chief Executive Officer of the Security Benefit Group of Companies from 1980 through 1987. He served as Chancellor of the University of Kansas from 1973 to 1980. Prior to that, he was Chancellor of the University of Tennessee. Dr. Dykes was Chairman of the Board and Chief Executive Officer of Fleming Companies, Inc. until September 2004. He assumed those roles at Fleming in March 2003 following his service to such company as Non-Executive Chairman of the Board. He also serves as a director of Midas, Inc. and Arbor Realty Trust, Inc. Dr. Dykes is a member of the Board of Trustees of the Kansas University Endowment Association, the William Allen White Foundation and YouthFriends, Inc. He formerly served as Vice Chairman of the Commission on the Operation of the United States Senate and as a member of the Executive Committee of the Association of American Universities.

Jarobin Gilbert, Jr., President and Chief Executive Officer, DBSS Group, Inc. Director since 1994.

Mr. Gilbert, 63, is President and Chief Executive Officer of DBSS Group, Inc., a management, planning and international trade advisory firm. The firm provides trade advisory services, trade consulting and participates in negotiations. He is also a director and a member of the audit committees of both Midas, Inc. and Foot Locker, Inc. Mr. Gilbert serves on the board of directors of the Harlem Partnership Circle and he is non-executive chairman of the board of directors of Atlantic Mutual Companies. He is a permanent member of the Council on Foreign Relations.

James R. Kackley, Director of Various Corporations. Director since 2004.

Mr. Kackley, 66, practiced as a public accountant for Arthur Andersen from 1963 to 1999. From 1974 to 1999, he was an audit partner for the firm, dealing with a substantial number of public and non-public companies. In addition, in 1998 and 1999, he served as Chief Financial Officer for Andersen Worldwide, then a professional services firm operating in more than 100 countries. From June 1999 to May 2002, Mr. Kackley served as an adjunct professor at the Kellstadt School of Management at DePaul University. Mr. Kackley serves as a director, a member of the executive committee, the audit committee financial expert, and the audit committee chairman of Herman Miller, Inc., a Michigan-based manufacturer of office furniture, and as a director, a member of the nominating and governance committee, the audit committee financial expert, and the audit and finance committee chairman of Orion Energy Systems, Inc., a Wisconsin-based manufacturer of industrial lighting. Mr. Kackley served as a director, a member of the nominating and governance committee, the audit committee financial expert, and a member of the audit committee of Ryerson, Inc. from March 2007 to October 2007. Previously, he served on the audit committees of Northwestern University and the Chicago Symphony Orchestra, not-for-profit corporations. He is currently a Life Trustee of Northwestern University and the Museum of Science and Industry (Chicago).

Matthew M. McKenna, President and Chief Executive Officer of Keep America Beautiful, Inc. Director since 2001.

Mr. McKenna, 58, has served as President and Chief Executive Officer of Keep America Beautiful, Inc., a national nonprofit group that supports community improvement activities, since January 2008. From August 2001 to December 2007, he was Senior Vice President, Finance for PepsiCo. Previously he was Senior Vice President and Treasurer for PepsiCo. Prior to joining PepsiCo in 1993, he was a partner with the law firm of Winthrop, Stimson, Putnam & Roberts in New York. He serves on the Board of the Duke University Libraries and the Manhattan Theater Club, not-for-profit companies. He is also an adjunct professor at Fordham Business School and Fordham Law School. Mr. McKenna is also a director of Foot Locker, Inc.

Robert C. Pohlad, Chairman and Chief Executive Officer, PepsiAmericas, Inc. Director since 2000.

Mr. Pohlad, 54, became our Chief Executive Officer in November 2000, was named Vice Chairman in January 2001 and became our Chairman in January 2002. Mr. Pohlad served as Chairman, Chief Executive Officer and a director of the former PepsiAmericas prior to the PepsiAmericas merger, a position he had held since 1998. From 1987 to present, Mr. Pohlad has served as President of Pohlad Companies. He also serves as a Trustee of the University of Puget Sound in Tacoma, Washington and a member of the Dean’s Board of Visitors of the University of Minnesota Medical School.

Deborah E. Powell, M.D., Dean of the University of Minnesota Medical School and Assistant Vice President for Clinical Affairs. Director since 2006.

Dr. Powell, 69, is Dean of the Medical School, Assistant Vice President for Clinical Affairs, and a McKnight Presidential Leadership Chair at the University of Minnesota. Dr. Powell is a board-certified surgical pathologist and medical educator with more than 30 years of experience in academic medicine. She received her medical degree from Tufts University School of Medicine. Dr. Powell served as the Vice Chair and Director of Diagnostic Pathology at the University of Kentucky in Lexington before being named Chair of the Department of Pathology and Laboratory Medicine at the same institution. In 1997, she was named Executive Dean and Vice Chancellor for Clinical Affairs at the University of Kansas School of Medicine. She came to Minnesota in the fall of 2002 to lead the University of Minnesota Medical School. She is past president of the United States and Canadian Academy of Pathology and the American Board of Pathology as well as past Chair of the Council of Deans of the Association of American Medical Colleges, and currently serves as Chair-elect of the Association of American Medical Colleges, and as a board member of the Fairview Health System, the University of Minnesota Medical Center — Fairview, the Minnesota Medical Foundation, and the University of Minnesota Physicians. She is a member of the Institute of Medicine of the National Academy of Sciences.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE FOR EACH OF THE NOMINEES.

OUR BOARD OF DIRECTORS AND COMMITTEES

Board of Directors

Our Board of Directors represents the interests of our shareholders as a whole and is responsible for directing the management of the business and affairs of PepsiAmericas, as provided by Delaware law. The Board held eight meetings in 2008. In addition to meetings of the full Board, directors also attended committee meetings. Each incumbent director attended at least 75 percent of all of the meetings of the Board and of those committees on which he or she served.

The Board is comprised of a majority of independent directors as defined in Section 303A.02 of the New York Stock Exchange listing standards. In this regard, the Board has affirmatively determined that a majority of its members has no material relationship with our company either directly or as a partner, shareholder or officer of an organization that has a relationship with our company. In making this determination, the Board has considered all relevant facts and circumstances, including material relationships such as commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. Our non-independent director and our nine independent directors are identified by name in the chart that appears under the caption “Committee Overview.”

The non-management members of the Board meet in executive session at each regular meeting of the Board, with no members of management present. In addition, the independent directors meet separately in executive session at least once a year. The non-management members of the Board have designated a non-management director, Archie R. Dykes, as Lead Director to preside at each executive session. Shareholders and interested parties may contact Dr. Dykes in the manner described below under the caption “Communications with Board Members.”

The Board has adopted Corporate Governance Guidelines that establish a common set of expectations to assist the Board and its committees in performing their duties in compliance with legal and regulatory requirements. The Board has also adopted a Code of Conduct and a Code of Ethics. The Corporate Governance Guidelines, the Code of Conduct, and the Code of Ethics, as well as current copies of the Audit Committee charter, the Management Resources and Compensation Committee charter, and the Governance, Finance and Nominating Committee charter, are all available on our website at www.pepsiamericas.com or in print upon written request to PepsiAmericas, Inc., 4000 RBC Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention: Investor Relations.

Committee Overview

Our Board has designated an Audit Committee, a Management Resources and Compensation Committee, and a Governance, Finance and Nominating Committee. Our Board also has designated an Affiliated Transaction Committee, as required by our By-Laws.

The following table shows the current membership of the committees and identifies our independent directors:

		Management		Governance,
		Resources and		Finance and		Affiliated		Independent
Name	Audit	Compensation		Nominating		Transaction		Director

Herbert M. Baum	X	X						X
Richard G. Cline		X	*	X		X		X
Michael J. Corliss	X	X						X
Pierre S. du Pont	X			X	*	X		X
Archie R. Dykes		X		X		X	*	X
Jarobin Gilbert, Jr.	X*			X				X
James R. Kackley	X	X						X
Matthew M. McKenna	X			X				X
Robert C. Pohlad
Deborah E. Powell		X		X				X

*	Denotes committee chairperson.

The Audit Committee, Management Resources and Compensation Committee, and Governance, Finance and Nominating Committee meet throughout the year, with regularly scheduled meetings held the day before the Board’s regularly scheduled meetings. Additional meetings, either by phone or in person, are called when deemed necessary or desirable. The Affiliated Transaction Committee meets as necessary. The chairperson of each committee, with the advice and consultation of management and the committee’s outside advisors, if any, sets the committee’s annual calendar and the agenda for each meeting. The committees receive detailed materials related to the topics on the agenda prior to each meeting.

Audit Committee

Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each member of our Audit Committee is independent as defined in Exchange Act Rule 10A-3, and Section 303A.02 and Section 303A.06 of the New York Stock Exchange listing standards. Pursuant to our listing agreement with the New York Stock Exchange, each member of our Audit Committee is financially literate, and one member, James R. Kackley, has accounting or related financial management expertise. Our Board has determined that Mr. Kackley is our “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K. No member of our Audit Committee concurrently serves on more than two other public company audit committees.

Our Audit Committee operates under a charter, which is available on our website at www.pepsiamericas.com. Our Board originally approved the charter in June 2000. Our Audit Committee reviews the charter and recommends any changes to it as part of its annual performance evaluation. The Audit Committee charter was last reviewed in February 2009, at which time certain administrative revisions were made.

Our Audit Committee assists the Board by assuming certain oversight responsibilities with respect to (1) the integrity of our financial statements, (2) the independent registered public accountants’ qualifications and independence, (3) the performance of our internal audit function and independent registered public accountants, and (4) our compliance with legal and regulatory requirements that may have a material impact on our financial statements.

Audit Committee Report

Our Audit Committee met 14 times during 2008, and reviewed a wide range of issues, including the objectivity of the financial reporting process and the adequacy of internal controls. Our Audit Committee selected KPMG LLP (“KPMG”) as our independent registered public accountants, and considered factors relating to their independence. In addition, our Audit Committee received reports and reviewed matters regarding ethical considerations and business conduct, and monitored compliance with laws and regulations. Our Audit Committee also met with our management and internal auditors and reviewed the current audit activities, plans and results of selected internal audits. The committee also met privately with members of our internal audit team and with representatives of KPMG to encourage confidential discussions as to any accounting or auditing matters.

Our Audit Committee has reviewed and discussed with management and representatives of KPMG the audited financial statements contained in our Annual Report on Form 10-K for the year ended January 3, 2009. The committee also has discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU §380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and has received the written disclosures and letter from KPMG required by applicable professional standards delineating all relationships they have with us, and has discussed with them their independence. Based on the review and discussions referred to above, the committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended January 3, 2009, for filing with the Securities and Exchange Commission. The Audit Committee also determined that KPMG’s fees and services are consistent with the maintenance of their independence as our independent registered public accountants.

The name of each person who serves as a member of our Audit Committee is set forth below.

Jarobin Gilbert, Jr., Chairman
Herbert M. Baum
Michael J. Corliss
Pierre S. du Pont
James R. Kackley
Matthew M. McKenna

Management Resources and Compensation Committee

Each member of our Management Resources and Compensation Committee is independent as defined in Section 303A.02 of the New York Stock Exchange listing standards. In addition, each member of the committee is a non-employee director as defined in Rule 16b-3 of the Exchange Act, and is an outside director as defined in Section 162(m) of the Internal Revenue Code.

Our Management Resources and Compensation Committee operates under a charter, which is available on our website at www.pepsiamericas.com. Our Board originally approved the charter in February 2003. Our Management Resources and Compensation Committee reviews the charter and recommends any changes to it as part of its annual performance evaluation. The charter was last reviewed in February 2009, at which time no revisions were made.

The primary purpose of our Management Resources and Compensation Committee is to discharge the Board’s responsibilities related to executive compensation. The committee reviews and makes recommendations to the Board regarding employee benefit policies and programs, incentive compensation and equity-based plans, director compensation, and succession planning for our executive team. The committee’s specific duties and responsibilities, which have not been delegated to any other person, are to:

•	Review our compensation programs;

•	Approve for executive officers all elements of compensation, including incentive compensation targets and any employment and severance agreements;

•	Approve individual annual equity awards for executive officers and an annual pool of awards for other employees;

•	Review our compensation policies for regulatory and tax compliance;

•	Review and make recommendations to the Board regarding the components and amount of director compensation;

•	Recommend to the Board for its approval a succession plan for the position of Chief Executive Officer; and

•	Review succession plans for other executive officers.

In addition, our Management Resources and Compensation Committee reviews the establishment, amendment and termination of employee benefit plans, and oversees the operation and administration of such plans. Our employee benefit plans provide our Executive Vice President, Human Resources with limited authority to amend the employee benefit plans and responsibility for the day-to-day operation and administration of such plans.

Our Management Resources and Compensation Committee has the sole authority to retain and terminate compensation consultants used in the evaluation of director or executive officer compensation or employee benefit plans. The committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other experts and advisors to assist in carrying out its responsibilities.

Our Management Resources and Compensation Committee engaged Watson Wyatt Worldwide beginning in 2004 as its outside compensation consultant. Watson Wyatt was selected after reviewing proposals submitted by multiple compensation consultants, based on its ability to meet the committee’s needs at the most effective cost. The committee regularly meets with Watson Wyatt and receives reports on our compensation strategy, compensation levels and general market practices. Specific assignments are determined by the committee, with the advice of management. Watson Wyatt has advised the committee on: the development and use of a competitive peer group; market assessment and review of our Long-Term Incentive Plan, including plan design; top five executive compensation analysis; equity plan analysis and executive ownership analysis; regulatory compliance matters; director compensation; development of executive compensation tally sheets; retirement and welfare plans; and analysis of and changes to our compensation structure implemented in 2008.

Management has also engaged Watson Wyatt from time-to-time on employee benefit matters, including actuarial work for pension and retiree medical benefits as well as pension administration services. Our Management Resources and Compensation Committee has reviewed the type and amount of work performed by Watson Wyatt on behalf of management, and has determined that the relationship between management and Watson Wyatt has not influenced the advice offered to the committee by Watson Wyatt.

Our Management Resources and Compensation Committee met six times during 2008. Our Executive Vice President, Human Resources and our Corporate Secretary also attended these meetings. See “Our Executive Compensation Program — Role of Executive Officers” in our Compensation Discussion and Analysis for more detail on the role of our executive officers relative to the design and assessment of our compensation programs. The committee meets regularly in executive session throughout the year.

Directors who are not members of the committee typically attend committee meetings. Our Management Resources and Compensation Committee specifically consults with the other directors in the annual evaluation of the Chief Executive Officer and in the approval of annual compensation for the executive officers, including the Chief Executive Officer.

Management Resources and Compensation Committee Interlocks and Insider Participation

The members of our Management Resources and Compensation Committee are identified below under “Management Resources and Compensation Committee Report.” None of the members was an officer or employee of PepsiAmericas during fiscal year 2008 or in any prior year and none of the members had any relationship requiring disclosure under Item 404 of Regulation S-K. There were no compensation committee interlocks as described in Item 407(e)(4) of Regulation S-K.

Management Resources and Compensation Committee Report

Our Management Resources and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears herein. Based on such review and discussion, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended January 3, 2009.

The name of each person who serves as a member of the committee is set forth below.

Richard G. Cline, Chairman
Herbert M. Baum
Michael J. Corliss
Archie R. Dykes
James R. Kackley
Deborah E. Powell

Governance, Finance and Nominating Committee

The members of our Governance, Finance and Nominating Committee are identified above under “Committee Overview.” Each member of our Governance, Finance and Nominating Committee is independent as defined in Section 303A.02 of the New York Stock Exchange listing standards.

Our Governance, Finance and Nominating Committee operates under a charter, which is available on our website at www.pepsiamericas.com. The Board originally approved the charter in February 2003. The committee reviews the charter and recommends any changes to it as part of its annual performance evaluation. The charter was last reviewed in February 2009, at which time no revisions were made.

Our Governance, Finance and Nominating Committee, which met five times during 2008, develops and recommends to the Board corporate governance principles applicable to our company, recommends individuals qualified to serve as members of our Board, reviews and recommends appointments for all committees of our Board, serves as our company’s Qualified Legal Compliance Committee, and oversees the evaluation of our Board and its committees. In addition, the committee assists our Board in reviewing and discussing with management our financing needs, including corporate borrowing, sales of our securities and other matters of a financial nature.

Our Governance, Finance and Nominating Committee generally identifies individual nominees for director based upon suggestions by outside directors, management and/or shareholders. Our Board member selection criteria include: integrity; high level of education and/or business experience; broad-based business acumen; understanding of our business and industry; strategic thinking and willingness to share ideas; and diversity of experiences, expertise and backgrounds among Board members. The committee has used these criteria to evaluate potential nominees. The committee does not evaluate proposed nominees differently depending upon who has made the recommendation. The committee has not to date paid any third party to identify, evaluate or assist in the identification or evaluation of potential nominees.

It is the policy of our Governance, Finance and Nominating Committee to consider director candidates recommended by shareholders who appear to be qualified to serve on the Board. The committee may choose not to consider an unsolicited recommendation if no vacancy exists on our Board and the committee does not perceive a need to increase the size of our Board. Our Governance, Finance and Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Nomination Procedures

To submit a recommendation of a director candidate to our Governance, Finance and Nominating Committee, a shareholder must submit the following information in writing, addressed to the chairperson of the committee, in the care of the Corporate Secretary, at the main office of PepsiAmericas:

(1) The name of the person recommended as a director candidate;

(2)	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Exchange Act Regulation 14A;

(3)	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

(4)	As to the shareholder making the recommendation, the name and address, as they appear on the books of PepsiAmericas, of such shareholder; provided, however, that if the shareholder is not a registered holder of common stock, the shareholder must submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the common stock; and

(5)	A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the next annual meeting of shareholders, our Governance, Finance and Nominating Committee must receive the recommendation as provided under “Shareholder Proposals for 2010 Annual Meeting.”

Minimum Qualifications

In carrying out its responsibility to find the best-qualified persons to serve as directors on our Board, our Governance, Finance and Nominating Committee will consider appropriate data with respect to each suggested candidate, consisting of business experience, educational background, current directorships, involvement in legal proceedings during the last five years which are material to an evaluation of the integrity of the candidate, and an indication of the willingness of the candidate to serve as a director. In addition, prior to nominating an existing director for re-election to our Board, our Governance, Finance and Nominating Committee will consider and review an existing director’s attendance and performance; length of service; experience, skills and contributions; and independence.

Affiliated Transaction Committee

Our Affiliated Transaction Committee was established in accordance with our By-Laws. Each member of our Affiliated Transaction Committee is independent as defined in our By-Laws. This means that each member of the committee is not, and for the last two years has not been, (1) an officer or director of PepsiCo or an affiliate of PepsiCo, (2) an owner of more than 1 percent of the shares of PepsiCo, or (3) an owner of any ownership interest in a party to an affiliated transaction.

Our Affiliated Transaction Committee reviews, considers and passes upon any affiliated transaction. Our By-Laws define an affiliated transaction as certain transactions with a value of more than $10 million with affiliates, including PepsiCo and certain entities in which PepsiCo has an ownership interest. The committee also has responsibility for reviewing and approving related party transactions requiring disclosure under Rule 404(a) of Regulation S-K. Our Affiliated Transaction Committee took action by written consent once during 2008.

Communications with Board Members

Interested parties may contact our Board, its committees, individual directors, the Lead Director, or non-management directors as a group, at the following address: PepsiAmericas, Inc., 4000 RBC Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention: Corporate Secretary. All communications sent to the chairperson of the Audit Committee or to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel. All other communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. Certain items which are unrelated to the duties and responsibilities of the Board will be excluded, such as product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

Board Member Attendance at Annual Meeting of Shareholders

PepsiAmericas encourages all of its directors to attend the annual meeting of shareholders. We generally hold a Board meeting coincident with the shareholders’ meeting to minimize director travel obligations and facilitate their attendance at the shareholders’ meeting. Nine of our ten directors attended the 2008 Annual Meeting of Shareholders.

NON-EMPLOYEE DIRECTOR COMPENSATION

Our Management Resources and Compensation Committee periodically reviews and makes recommendations to our Board regarding the components and amount of non-employee director compensation. Directors who are employees of our company receive no fees for their services as director.

Our non-employee directors each receive annual compensation as follows:

•	a $70,000 annual retainer, paid in equal quarterly installments;

•	a restricted stock award for a number of shares equal to approximately $75,000;

•	a meeting fee of $1,000 for each committee meeting not held in connection with a Board meeting; and

•	an additional $5,000 annual retainer for each committee on which the director serves.

The restricted stock awards are granted to our non-employee directors each year in February. Pursuant to the terms of such awards, directors may not sell such stock while they serve on the Board.

In addition to the compensation described above, certain additional annual retainers (also paid in quarterly installments) are paid in cash as follows:

Additional
Annual
Position	Retainer

Lead Director	$20,000
Audit Committee Chairperson	$15,000
Management Resources and Compensation Committee Chairperson	$15,000
Governance, Finance and Nominating Committee Chairperson	$15,000
Affiliated Transaction Committee Chairperson	$5,000

We pay for or provide (or reimburse directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings or participating in director education programs and other director orientation or education meetings. These amounts are not reflected in the Director Compensation Table because we do not consider them to be compensation as they are directly and integrally related to the performance of our directors’ duties.

Director Compensation Table

The following table sets forth the compensation of our non-employee directors for fiscal year 2008:

					Change in
	Fees				Pension Value
	Earned				and Nonqualified
	or	Stock	Option	Non-Equity	Deferred	All Other
	Paid in Cash	Awards	Awards	Incentive Plan	Compensation	Compensation	Total
Name	($)(a)	($)(b)	($)(c)	Compensation ($)	Earnings ($)(d)	($)(e)	($)

Herbert M. Baum	95,000	74,981	0	0	6,286	0	176,267
Richard G. Cline	106,000	74,981	0	0	0	2,000	182,981
Michael J. Corliss	97,000	74,981	0	0	0	10,000	181,981
Pierre S. du Pont	112,000	74,981	0	0	0	0	186,981
Archie R. Dykes	116,000	74,981	0	0	11,120	10,000	212,101
Jarobin Gilbert, Jr.	115,000	74,981	0	0	0	0	189,981
Wahid Hamid(f)	17,500	0	0	0	0	0	17,500
James R. Kackley	98,000	74,981	0	0	0	12,500	185,481
Matthew M. McKenna	70,000	74,981	0	0	0	10,000	154,981
Deborah E. Powell	91,000	74,981	0	0	0	0	165,981

(a)	Includes cash compensation deferred under our Directors’ Deferred Compensation Plan. Further details regarding cash deferrals appear below under the caption Directors’ Deferred Compensation Plan.

(b)	Represents the value of 2,851 shares of restricted stock granted on February 28, 2008, based on the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2008 in accordance with FAS 123R. The grant date fair value of each such equity award computed in accordance with FAS 123R was $74,981.

At fiscal year end 2008, our non-employee directors held the following shares of common stock pursuant to restricted stock awards:

Shares

Herbert M. Baum	13,867
Richard G. Cline	13,867
Michael J. Corliss	5,564
Pierre S. du Pont	13,867
Archie R. Dykes	13,867
Jarobin Gilbert, Jr.	13,867
Wahid Hamid	0
James R. Kackley	10,696
Matthew M. McKenna	13,867
Deborah E. Powell	5,564

(c)	We have not granted stock options to our directors since February 2003. Our non-employee directors held the following unexercised options at fiscal year end 2008:

	Option Awards
	Number of Securities
	Underlying	Number of Securities
	Unexercised	Underlying Unexercised	Option	Option
	Options	Options	Exercise	Expiration
Name	(#) Exercisable	(#) Unexercisable	Price ($)	Date

Herbert M. Baum	7,570	0	12.01	2/26/2010
	7,170	0	12.68	2/21/2009
Richard G. Cline	0	0	N/A	N/A
Michael J. Corliss	0	0	N/A	N/A
Pierre S. du Pont	0	0	N/A	N/A
Archie R. Dykes	0	0	N/A	N/A
Jarobin Gilbert, Jr.	7,170	0	12.68	2/21/2009
Wahid Hamid	0	0	N/A	N/A
James R. Kackley	0	0	N/A	N/A
Matthew M. McKenna	7,570	0	12.01	2/26/2010
	7,170	0	12.68	2/21/2009
Deborah E. Powell	0	0	N/A	N/A

Each of the options set forth above has a seven-year term and became exercisable in full at the date of grant.

(d)	These amounts represent the above-market return on nonqualified deferred compensation, as there is no pension benefit for our directors. We calculate the above-market return on nonqualified deferred compensation as the difference between 120 percent of the applicable federal long-term rate (which was 5.35 percent at fiscal year end 2008) and the rate at which we accrue interest on such nonqualified deferred compensation balances, which is based upon the prime rate as reported in The Wall Street Journal.

(e)	Represents matching gifts made by the PepsiAmericas Foundation on behalf of directors during fiscal year 2008. The Foundation matches gifts made by directors and former directors (as well as full-time employees) to accredited, non-profit educational institutions as well as gifts made by such persons to civic, cultural and charitable organizations (excluding purely religious institutions) in the United States. The Foundation matches the first $1,000 of a participant’s gifts to education two-for-one and additional gifts one-for-one, up to a maximum of $10,000 from the Foundation in any one year. For gifts to civic, cultural and charitable organizations, the Foundation matches up to $2,500 per year on a one-for-one basis.

(f)	Mr. Hamid served on our Board from July 2008 until he resigned in January 2009.

Directors’ Deferred Compensation Plan

Under this plan, directors may, by written election, defer payment of up to 100% of their cash compensation. We maintain a bookkeeping account for each director who has elected to defer cash compensation to which we credit the amount deferred, plus accrued interest thereon, compounded annually, based upon the prime rate, as reported in The Wall Street Journal, on December 31 of each year. Directors may elect to receive payment of deferred cash compensation upon retirement from the Board or on another specified date, and in a lump sum or in monthly installments. Upon a change in control, the director would be entitled to a lump sum distribution of all such deferred cash amounts.

The plan also provides that directors may, by written election, defer payment of up to 100% of their equity compensation. We maintain an account for each director who has elected to defer equity compensation to which we credit the number of shares deferred plus dividends accrued thereon. Directors may elect to receive payment of deferred equity compensation in a lump sum upon retirement from the Board or on another specified date, provided such date is at least six months later than the date the equity compensation is awarded. Upon a change in control, the director would be entitled to a lump sum distribution of all such deferred equity compensation and dividends.

OUR LARGEST SHAREHOLDERS

The following table sets forth information, as of March 10, 2009, with respect to the beneficial ownership of shares of our common stock by each person who, to our knowledge, beneficially owned more than five percent of our common stock. Percentage of beneficial ownership is based on 124,899,755 shares outstanding as of March 10, 2009.

	Amount and Nature of	Percent
Name and Address of Beneficial Owner	Beneficial Ownership	of Class

PepsiCo, Inc.(a)	54,004,000	43.2%
700 Anderson Hill Road
Purchase, NY 10577
Starquest Securities, LLC(b)	12,116,087	9.7%
3900 RBC Plaza
60 South Sixth Street
Minneapolis, MN 55402
Barclays Global Investors, NA(c)	7,819,894	6.3%
400 Howard Street
San Francisco, CA 94105
GAMCO Investors, Inc.(d)	6,695,345	5.4%
One Corporate Center
Rye, NY 10580

(a)	PepsiCo may be deemed to beneficially own 54,004,000 shares of common stock through the beneficial ownership of its wholly owned subsidiaries as follows: (1) 33,602,096 shares beneficially owned by Pepsi-Cola Metropolitan Bottling Company, Inc. (“Metro”), (2) 10,578,951 shares beneficially owned by Pepsi-Cola Operating Company of Chesapeake and Indianapolis (“Chesapeake”), (3) 8,752,823 shares beneficially owned by Pepsi-Cola Bottling Company of St. Louis, Inc. (“St. Louis”), (4) 794,115 shares beneficially owned by Midland Bottling Co. (“Midland”), and (5) 276,015 shares beneficially owned by Beverages Foods & Service Industries, Inc. (“BFSI”). The Schedule 13D filed with the Securities and Exchange Commission by PepsiCo and other reporting persons on September 3, 2008, reports that PepsiCo may be deemed to have shared voting and dispositive power with respect to the shares of common stock owned by each of Metro, Chesapeake, St. Louis, Midland and BFSI. The Schedule 13D reports that PepsiCo may be deemed to have the power to direct the receipt of dividends declared on the shares of common stock held by each of Metro, Chesapeake, St. Louis, Midland and BFSI and the proceeds from the sale of such shares of common stock.

The shares reported are subject to a shareholder agreement with our company. Such agreement provides that PepsiCo and its affiliates generally may not own more than 49 percent of our outstanding common stock. Any acquisitions by PepsiCo that would cause the maximum ownership percentage to be exceeded requires the consent of either (1) a majority of the directors of our company not affiliated with PepsiCo or (2) the shareholders of our company not affiliated with PepsiCo, or must be made pursuant to an offer for all outstanding shares of our common stock at a price meeting specific minimum-price criteria. The agreement specifies that, during its term, none of PepsiCo or its affiliates may enter into any agreement or commitment with Mr. Pohlad, his affiliates or his family with respect to the holding, voting, acquisition or disposition of our common stock. The agreement also restricts certain transfers by PepsiCo and its affiliates that would result in a third party unaffiliated with PepsiCo owning greater than 20 percent of the outstanding shares of our common stock.

(b)	The Schedule 13D filed with the Securities and Exchange Commission by Starquest Securities, LLC (“Starquest”), Dakota Holdings, LLC (“Dakota”), Pohlad Companies and Robert C. Pohlad on March 3, 2009, reports that Starquest is a Minnesota limited liability company whose members are (1) Dakota, (2) the Trust for Carl R. Pohlad Created Under the 2000 Amendment and Restatement of the Revocable Trust of Eloise O. Pohlad dated October 12, 2000, as amended, (3) James O. Pohlad Trust Share of the 2000 Irrevocable Trust No. 1 of Carl R. Pohlad Created Under Agreement dated January 17, 2000, (4) Robert C. Pohlad Trust Share of the 2000 Irrevocable Trust No. 1 of Carl R. Pohlad Created Under

Agreement dated January 17, 2000, and (5) William M. Pohlad Trust Share of the 2000 Irrevocable Trust No. 1 of Carl R. Pohlad Created Under Agreement dated January 17, 2000. The Schedule 13D reports that Dakota is the controlling member of Starquest because it possesses 100 percent of the voting rights and approximately 51.4 percent of the equity of Starquest. The Schedule 13D reports that Dakota’s members are (1) Pohlad Companies, (2) Robert C. Pohlad, (3) William M. Pohlad, (4) James O. Pohlad, (5) Beverage Investment, LLC, (6) James O. Pohlad Trust Share of the 1999 Irrevocable Security Trust No. 1 of Carl R. Pohlad Created Under Agreement dated December 20, 1999, (7) Robert C. Pohlad Trust Share of the 1999 Irrevocable Security Trust No. 1 of Carl R. Pohlad Created Under Agreement dated December 20, 1999, and (8) William M. Pohlad Trust Share of the 1999 Irrevocable Security Trust No. 1 of Carl R. Pohlad Created Under Agreement dated December 20, 1999. The Schedule 13D reports that Pohlad Companies is the controlling member of Dakota because it possesses approximately 73.3 percent of the voting rights of Dakota and approximately 73.3 percent of the equity in Dakota. The Schedule 13D reports that Pohlad Companies’ shareholders are (1) Robert C. Pohlad, (2) William M. Pohlad and (3) James O. Pohlad, each of whom holds a one-third interest. The Schedule 13D reports that Robert C. Pohlad, Chairman and Chief Executive Officer of our company, is the President of Pohlad Companies. The Schedule 13D reports that Robert C. Pohlad holds an approximately 33.19 percent equity interest in Dakota, directly and indirectly. The Schedule 13D reports that Dakota may be deemed to have beneficial ownership of the securities beneficially owned by Starquest. The Schedule 13D reports that Pohlad Companies may be deemed to have beneficial ownership of the securities beneficially owned by Starquest and Dakota. The Schedule 13D reports that Robert C. Pohlad may be deemed to have beneficial ownership of the securities beneficially owned by Starquest, Dakota and Pohlad Companies.

The shares reported are subject to a shareholder agreement with our company. Such agreement does not limit the amount of our outstanding common stock that may be owned by Pohlad Companies, Dakota and Mr. Pohlad. However, any additional acquisition of our common stock by Mr. Pohlad, his affiliates or his family (excluding compensatory awards to Mr. Pohlad) requires approval of our Affiliated Transaction Committee. The agreement specifies that, during its term, none of Mr. Pohlad, his affiliates or his family may enter into any agreement or commitment with PepsiCo or its affiliates with respect to the holding, voting, acquisition or disposition of our common stock.

(c)	As set forth in the Schedule 13G filed with the Securities and Exchange Commission by Barclays Global Investors, NA and other reporting persons on February 5, 2009. The Schedule 13G reports that these shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts. The Schedule 13G reports that these shares represent 6,474,430 shares over which sole voting power is claimed and 7,819,894 shares over which sole dispositive power is claimed as follows: (1) Barclays Global Investors, NA has sole voting power over 4,853,056 shares and sole dispositive power over 5,776,323 shares, (2) Barclays Global Fund Advisors has sole voting power over 797,495 shares and sole dispositive power over 1,121,055 shares, (3) Barclays Global Investors, Ltd has sole voting power over 340,902 shares and sole dispositive power over 439,539 shares, (4) Barclays Global Investors Japan Limited has sole voting power over 335,902 shares and sole dispositive power over 335,902 shares, (5) Barclays Global Investors Canada Limited has sole voting power over 132,405 shares and sole dispositive power over 132,405 shares, and (6) Barclays Global Investors Australia Limited has sole vote power over 14,670 shares and sole dispositive power over 14,670 shares.

(d)	As set forth in the Schedule 13D filed with the Securities and Exchange Commission by Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Gabelli Securities, Inc. (“GSI”), GGCP, Inc., GAMCO Investors, Inc. (“GBL”), and Mario J. Gabelli on June 23, 2008. The Schedule 13D reports that these shares represent: (1) 2,162,900 shares beneficially owned by Gabelli Funds, (2) 4,526,445 shares beneficially owned by GAMCO, (3) 2,000 shares beneficially owned by GSI, and (4) 4,000 shares beneficially owned by GBL. The Schedule 13D reports that each such person has sole voting and sole dispositive power over the shares reported as beneficially owned by it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (1) GAMCO does not have the authority to vote 141,200 of the reported shares, (2) Gabelli Funds has sole dispositive and voting power with respect to the shares of the issuer held by the Funds (as defined in the Schedule 13D) so long as the aggregate voting interest of all joint filers does not exceed 25 percent of their total voting interest in the issuer and, in that event, the proxy voting committee of each Fund shall respectively vote that Fund’s shares, (3) at any time, the proxy voting committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund under special circumstances such as regulatory considerations, and (4) the power of Mario J. Gabelli is indirect with respect to securities beneficially owned by the other reporting persons.

SHARES HELD BY OUR DIRECTORS AND EXECUTIVE OFFICERS

The table below lists the beneficial ownership of shares of our common stock, as of March 10, 2009, by each director and nominee for director, by each executive officer named in the summary compensation table below, and by all directors and executive officers as a group. The table lists voting securities, including restricted stock held by our executive officers over which they have sole voting power but no investment power. Otherwise, except as identified below, the named individual has sole voting and investment power with respect to the listed shares and none of the stated shares has been pledged as security. Given that our directors are required to hold the shares of restricted stock they receive as compensation while they continue to serve on the Board, the following table includes such directors’ qualifying shares. Percentage of beneficial ownership is based on 124,899,755 shares outstanding as of March 10, 2009.

	Amount and Nature of	Percent
Name of Beneficial Owner	Beneficial Ownership(a)	of Class

Herbert M. Baum	29,930	*
Richard G. Cline	25,610	*
Michael J. Corliss(b)	61,657	*
Pierre S. du Pont	18,360	*
G. Michael Durkin, Jr.	370,954	*
Archie R. Dykes	26,834	*
Jarobin Gilbert, Jr.	18,460	*
James R. Kackley(c)	17,359	*
Kenneth E. Keiser	414,208	*
Matthew M. McKenna(d)	29,933	*
Robert C. Pohlad(e)	12,979,511	10.4%
Deborah E. Powell(f)	10,057	*
James R. Rogers	83,502	*
Alexander H. Ware	227,414	*
All Current Directors and Executive Officers as a Group (19 persons)(g)	14,754,432	11.8%

*	Less than 1 percent.

(a)	Includes shares which the named director or executive officer has the right to acquire at present or within 60 days after March 10, 2009, through exercise of stock options, as follows: Mr. Baum, 7,570 shares; Mr. Durkin, 104,400 shares; Mr. McKenna, 7,570 shares; and Mr. Pohlad, 425,392 shares.

(b)	Includes 51,600 shares held by the Evergreen Capital Trust, of which Mr. Corliss is a trustee and a 100 percent beneficial owner.

(c)	Includes 6,961 shares the receipt of which previously has been deferred pursuant to our Directors’ Deferred Compensation Plan and 170 shares issued upon the reinvestment of cash dividends on such deferred shares.

(d)	Includes 5,181 shares the receipt of which previously has been deferred pursuant to our Directors’ Deferred Compensation Plan and 292 shares issued upon the reinvestment of cash dividends on such deferred shares.

(e)	Includes 12,116,087 shares held by Starquest and 102 shares held by Pohlad Companies. See “Our Largest Shareholders.”

(f)	Includes 4,493 shares the receipt of which previously has been deferred pursuant to our Directors’ Deferred Compensation Plan.

(g)	Includes 12,116,087 shares held by Starquest, 51,600 shares held by the Evergreen Capital Trust, 102 shares held by Pohlad Companies, 617,604 shares which directors and executive officers have the right to acquire at present or within 60 days after March 10, 2009 through exercise of stock options, and 1,332,483 shares over which there is sole voting power but no investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, as well as persons who own more than 10 percent of our common stock, to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. We have procedures in place to assist our directors and executive officers in preparing and filing these reports on a timely basis. Based solely on our review of the forms furnished to us, upon our records and other information, we believe that all required reports were timely filed during the past year, except that (a) one report on Form 4 for Kenneth E. Keiser setting forth his acquisition of 596.818 units of the PAS Stock Fund (representing 475.462 share equivalents) on October 16, 2008, and (b) one report on Form 4 for Mr. Keiser setting forth his acquisition of 13,442.891 units of the PAS Stock Fund (representing 10,717.218 share equivalents) on October 17, 2008, were not filed on a timely basis.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our company is committed to an executive compensation philosophy based on pay-for-performance. Our committee executes this philosophy by linking a significant portion of total direct compensation paid to our named executive officers to company and individual performance. In 2008, this meant that 79.9 percent of the actual total direct compensation provided to our named executive officers was based on the achievement of either short-term or long-term performance goals.

Our committee ensures that compensation paid to our named executive officers continually reflects our company’s evolving business priorities and the execution of its strategic plan and initiatives by annually reviewing and adjusting the performance measures and targets on which compensation is based. In 2008, our committee tied the measures for the annual incentives for our named executive officers to net income, operating cash flow, revenue, and, for two named executive officers, volume. Overall our company exceeded the targets for these measures in 2008, resulting in annual incentives paid in cash to the named executive officers at 139.8 percent of target.

Our committee linked the pool of long-term incentives available in 2008 to the company’s achievement of its targeted adjusted return on invested capital for 2007. We utilized 107 percent of the target for long-term incentives awarded in February 2008, which reflected the actual adjusted return on invested capital in 2007 of 7.9 percent versus a target of 7.4 percent. Our committee linked the pool of long-term incentives available in 2009 to the company’s achievement of its targeted adjusted return on invested capital for 2008. We utilized 101 percent of the target for long-term incentives awarded in February 2009, which reflected the actual adjusted return on invested capital in 2008 of 8.3 percent versus a target of 8.0 percent. Adjusted return on invested capital is a non-GAAP financial measure. We reconcile such measure to our GAAP results on our website at www.pepsiamericas.com and in our Annual Report on Form 10-K which accompanies this proxy statement.

The success of our pay-for-performance philosophy is illustrated by comparing our company’s performance in adjusted net income against Annual Incentive Plan payouts to our named executive officers. The close historical alignment between Annual Incentive Plan payouts and adjusted net income is illustrated by the chart below.

The remainder of our Compensation Discussion and Analysis is organized into the following sections:

•	Overview of our executive compensation program;

•	Details of the total direct compensation paid to our named executive officers; and

•	Description of other arrangements, policies and practices related to our executive compensation program.

Unless the context indicates otherwise, this Compensation Discussion and Analysis describes our executive compensation program as in effect during 2008. We frequently review our executive compensation program and may change or discontinue any aspect of the program at any time. This flexibility ensures that we continue to be responsive to the dynamics of the marketplace for executive talent while maintaining our focus on driving shareholder value.

This Compensation Discussion and Analysis contains statements regarding our company’s performance targets and goals. These targets and goals are discussed in the limited context of our 2008 executive compensation program and should not be considered statements of management’s expectations or estimates of results or other guidance. Our company specifically cautions investors not to apply these statements to other contexts.

Our Executive Compensation Program

Our executive compensation program is designed to:

•	Attract, motivate and retain outstanding employees;

•	Ensure that our pay levels are competitive;

•	Be simple, easy to understand and flexible;

•	Create a broad sense of ownership; and

•	Provide significant rewards for exceptional company and individual performance.

We are committed to an executive compensation philosophy that rewards performance. Our executive compensation program fulfills our pay-for-performance philosophy by:

•	Recognizing individual performance when determining base salary increases;

•	Tying annual incentives to our company’s performance; and

•	Basing long-term incentives both on our company’s performance and individual performance.

With these goals in mind, our committee meets regularly throughout the year on the same general schedule to review and assess current compensation elements and compensation levels, and to plan for the future in response to shifts in the economic environment, market trends, regulations and other variables. The agendas for the committee’s regular meetings are set in advance and generally include the following items:

•	At its first meeting of the year the committee approves the payouts of annual incentives and long-term incentives based on the company’s year-end results for the prior year, conducts executive performance reviews for the prior year, reviews tally sheets and estimates of benefits payable on termination, sets any salary adjustments for the current year, and approves the funding methodology for the pool of long-term incentives for the current year.

•	At its next meeting the committee approves the annual incentive plan payout curves for the current year, approves the objectives for the executives for the current year, and conducts an evaluation of the company’s outside compensation consultant.

•	At its mid-year meetings the committee reviews director compensation, the company’s peer group, the company’s compensation philosophy, applicable regulatory compliance issues, plan updates and amendments, and executive succession planning.

•	At its final meeting of the year the committee reviews compensation and market data for the executive officers for the current year, and plan designs and merit budgets for the following year.

Benchmarking Against Peer Companies.  To assist with its review and analysis of our executive compensation program, our committee benchmarks executive compensation against a peer group of companies. Our committee uses compensation data available from the public filings of each member of our peer group as a reference point to provide a framework for reviewing and analyzing our compensation program and pay levels against potential competitors for our executive talent.

Our peer group contains companies with the following characteristics:

•	Industry. We look for companies within the food and beverage industry;

•	Operations. We look for companies with manufacturing and distribution capabilities;

•	Size. We look for companies that are generally 50 percent to 200 percent of our company’s size based on revenue, market capitalization, assets and number of employees;

•	Performance. We exclude consistently poor performing companies or those in bankruptcy or reorganization; and

•	Geographic scope. We look for companies with international operations.

Our peer group consists of the following companies:

•	Brown-Forman Corporation (added in July 2008)

•	Campbell Soup Company

•	Coca-Cola Bottling Co. Consolidated

•	Coca-Cola Enterprises Inc.

•	Constellation Brands, Inc.

•	Dean Foods Company

•	Del Monte Foods Company

•	The Hershey Company

•	Hormel Foods Corporation

•	McCormick & Company, Incorporated

•	Molson Coors Brewing Company

•	The Pepsi Bottling Group, Inc.

•	Performance Food Group Company (removed in July 2008)

•	Ralcorp Holdings, Inc.

•	The J. M. Smucker Company

•	United Natural Foods, Inc.

Our committee annually reviews the companies included in our peer group to ensure that each remains relevant for comparative purposes. This review was last conducted in July 2008, at which time the committee removed Performance Food Group Company, which recently had become a privately-held company, and added Brown-Forman Corporation, which has the characteristics identified above.

Shown below are comparative financial measures and number of employees for our peer group, as well as our company. Also included is an indication of our company’s percentile rank in these measures relative to our peer group. The information shown is based on data for fiscal year 2007 (with the exception of United Natural Foods, Inc. which represents fiscal year 2008 data), reported as of October 31, 2008, with dollars in millions.

		Market		Total	Net
		Capitalization	Revenue	Assets	Income	Employees

Peer Group	75th Percentile	$5,876	$7,096	$8,543	$469	18,950
	Median	$3,811	$3,773	$4,247	$214	9,700
	25th Percentile	$2,092	$2,749	$2,959	$90	7,150
PepsiAmericas		$2,361	$4,480	$5,308	$212	20,700
	Percentile Rank	28%	54%	60%	50%	80%

In addition to benchmarking compensation against our peer group, our committee compares the annual compensation paid to our executives using surveys published by executive compensation firms. The surveys used to assess 2008 compensation were 2008/09 Watson Wyatt Data Services Top Management Report, 2008 William M. Mercer Executive Compensation Survey, 2008 Towers Perrin General Industry Executive Database, and 2008 Towers Perrin Food Industry Group Report. Our outside compensation consultant adjusts the survey data using regression analysis to reflect comparable revenue levels. Our committee uses this data to obtain a general understanding of current compensation practices. Our committee believes that data from both the peer group and compensation surveys has its advantages, and that multiple data sources provide different reference points and a broader context for interpreting and assessing executive compensation.

Competitive Market Review.  At its last meeting of the year our committee reviews a competitive market assessment of the compensation provided all of our executive officers, including our named executive officers. All key compensation elements are assessed, including base salary, annual cash compensation (base salary plus annual incentives), long-term incentives, and total direct compensation (annual cash compensation plus long-term incentives).

In connection with this assessment, our committee also reviews an analysis of our company’s financial performance as compared to our peer group. Financial measures analyzed include revenue growth, earnings per share growth, net income growth, return on invested capital, and total shareholder return for the last five years and for the current trailing 12-month period.

Competitive compensation information is obtained from the proxy statements of each member of our peer group and from the published executive compensation surveys identified above. This competitive market assessment and the analysis of our company’s financial performance as compared to our peer group provides context for our compensation positioning within the market. These reviews are timed to allow committee members to ask for additional information and to raise and discuss questions before base salary adjustments for the named executive officers are finalized at the committee’s first meeting of the next year.

Tally Sheets and Termination Benefits Analyses.  At its first meeting of the year our committee reviews a compensation tally sheet for each named executive officer. The tally sheets, prepared by our outside compensation consultant, provide a five-year history of total compensation and benefits for each named executive officer, including base salary, annual incentives (target and actual payouts), long-term incentives (restricted stock awards, including dividends), perquisites, and retirement and deferred compensation contributions. The tally sheets also summarize realized equity value (stock option exercises and vesting of restricted stock), current unrealized equity value, current 401(k) and deferred compensation balances, and compliance with our stock ownership guidelines.

Our committee also reviews a termination benefits analysis for each named executive officer. This analysis estimates severance, retirement and other benefits payable under certain scenarios, including voluntary resignation, termination for cause, termination without cause, termination following a change in control of the company, and termination upon disability, death or retirement. Termination benefits are projections based on a variety of assumptions such as termination date, base salary and target incentive levels, stock price, and present value of benefits.

Our committee uses tally sheets and termination benefits analyses to bring together, in one place, all of the elements of actual current and potential future compensation for our named executive officers, as well as information about wealth accumulation. These tools assist our committee in analyzing the individual elements of compensation, the mix of compensation, and the aggregate total amounts of actual and projected compensation. The committee reviews pay equity among executives and against the market to ensure that our executive compensation continues to meet our compensation philosophy and objectives. After completing its most recent review, our committee determined that compensation for each named executive officer continues to be consistent with our company’s compensation philosophy and objectives.

Role of Consultants.  Our committee has engaged Watson Wyatt Worldwide as its outside compensation consultant. Please see the discussion under the caption “Management Resources and Compensation Committee” in the section “Our Board of Directors and Committees.”

Role of Executive Officers.  Our committee looks to certain executive officers, including named executive officers, for assistance with the design and assessment of our compensation program. Our Chairman of the Board and Chief Executive Officer, President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, and Executive Vice President, Human Resources provide insight on our company’s business goals and results, help define objectives for individual executives, and assess the effect on our culture and personnel of suggested changes to our compensation program. No executive officer is involved in assessing or setting his or her own compensation.

Impact of Tax and Accounting Treatment on Compensation Decisions.  Our committee regularly reviews the tax and accounting treatment of each component of compensation paid to our named executive officers. The potential tax and accounting treatment are factors, but not the only factors, the committee takes into consideration when approving compensation components and amounts.

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation in excess of $1 million for the Chief Executive Officer and the four most highly compensated employees other than the Chief Executive Officer. Certain performance-based compensation is not subject to this limitation. In certain circumstances our committee has determined that our compensation objectives are not furthered when compensation must be paid in a specific manner to be tax deductible. For instance, our Annual Incentive Plan payouts do not qualify as performance-based compensation for purposes of Section 162(m). Our Long-Term Incentive Plan is, however, structured and administered in a way that restricted stock awards qualify as performance-based compensation, which is not subject to the $1 million limitation. Each of these plans is discussed in detail below.

Total Direct Compensation

Total direct compensation paid to our named executive officers consists of base salary, annual incentives (payable in cash) and long-term incentives (payable in restricted stock). In support of our philosophy of pay-for-performance, targeted total direct compensation is substantially weighted toward performance-based pay. These elements of total direct compensation are positioned as follows to achieve the following objectives:

Element of Total Direct
Compensation		Objectives	Targeted Positioning

Base Salary	•	Position competitively with external market	50th percentile
	•	Seek internal equity through consistent pay structures and guidelines
	•	Reward for long-term contribution
	•	Provide annual increases based on performance
	•	Reflect national and local labor market conditions
Annual Incentives (payable in cash)	•	Performance-based to drive and reward business results	75th percentile award opportunities
	•	Eligibility focused on participants who directly impact business results
	•	Payout curves that reflect the challenge of the plan and are determined annually
Long-Term Incentives (payable in restricted shares)	•	Ensure long-term retention and rewards for those who consistently perform to the company’s high standards	Above median award opportunities
	•	Market-based award opportunities with performance-based grants
	•	Coordinate with retirement programs

For 2008, actual total direct compensation for the named executive officers is illustrated in the chart below.

Our committee believes that the total direct compensation provided to our named executive officers supports our company’s compensation philosophy. Targeted total direct compensation, together with the perquisites and benefits described below, is positioned to provide a competitive pay package that encourages and rewards strong performance and contributions consistent with our company’s high standards. Targeted total direct compensation is weighted so that a significant portion of compensation is tied to both annual and long-term performance, with performance goals reviewed and adjusted annually in order to continually reflect our company’s evolving business priorities. The balance of annual cash incentives and long-term equity incentives, coupled with our share ownership guidelines, encourages our executives to achieve our business priorities without taking unreasonable or excessive risks that would threaten the value of the company. Our committee will continue to monitor and review any risks associated with our executive compensation program, particularly in light of the current global economic situation.

Each component of total direct compensation provided to our named executive officers is discussed in detail below.

Base Salary.  Named executive officers receive a base salary as compensation for services rendered during the year. At the end of each year our committee previews base salary adjustments for all salaried employees, including the named executive officers, for the following year. The committee first establishes an overall budget for base salary increases. To do so, the committee considers general economic factors, including the rates of inflation, unemployment and cost of living, as well as salary data for our peer group and from published compensation surveys. Once the overall budget is established, the committee develops a general matrix for distribution of the budget among all salaried employees. Actual base salary adjustments for each individual are based on performance.

The committee sets any base salary adjustments for the named executive officers at its first meeting of the year. Before it approves base salary adjustments for the named executive officers, the committee considers the information provided in the tally sheets, our company’s performance during the previous year, and the individual’s job performance and accomplishment of predetermined objectives during the previous year. After this review, the committee approves specific base salary adjustments for the named executive officers within the general matrix for base salary increases.

The committee benchmarks base salary for our named executive officers to the 50th percentile of our peer group. The exception is our Chief Executive Officer, whose base salary the committee sets well below median based upon his stated preference. Actual 2008 base salaries for our named executive officers were generally at the median of the competitive market, consistent with this philosophy.

Notwithstanding our company’s strong performance in 2008, we and many other companies have been required to reanalyze costs in the current macroeconomic environment. As part of our company’s global approach to cost containment in this challenging environment, the committee has determined that there will be no annual base salary adjustments for the named executive officers in March of 2009. However, as part of the committee’s review of executive succession plans in late 2008, it determined that an annual base salary increase, effective January 2009, for Mr. Durkin was warranted.

Annual Incentives.  Named executive officers are eligible for annual incentives, payable in cash, under our Annual Incentive Plan (the “AIP”). The AIP payout targets, which are achieved if the company meets certain goals set out in the annual operating plan, are approved by the committee each year. The AIP payout targets were set at the 75th percentile of the company’s peer group in 2007, the last time that our overall compensation structure was evaluated.

The AIP performance measures and their weightings are also approved by the committee each year. The AIP performance measures and their weightings are team-based to strengthen our culture of accountability, integrity and respect. Additionally, our AIP performance measures and their weightings are tied to business results to support our philosophy of pay-for-performance. We believe that this team-based, quantitative approach to annual incentive compensation ensures that we pay for performance that drives shareholder value.

The committee also reviews and approves a schedule that details the required company performance and resulting AIP payouts for each performance measure. If the threshold performance goals are met, AIP payouts equal at least 25 percent of target. The committee maintains the discretion to vary from the formula, either to increase or decrease an AIP payout. This process ensures that our AIP remains consistent with our compensation philosophy and reflects our current business priorities. Actual AIP payouts, which can vary from 0 to 200 percent of target, are delivered after the company’s results are known and applied to the AIP.

The table below identifies, for each named executive officer, the 2008 AIP targets as a percentage of base salary, and the 2008 performance measures and weightings. Each of the performance measures is subject to adjustment for items that are unusual, infrequent, unrelated to ongoing core operations or involve special charges.

	2008 Target AIP
	Payout as a	2008 Performance Measures and Weightings
	Percentage of Base		Operating
Name and Position	Salary	Income	Cash Flow	Revenue	Other

Robert C. Pohlad	100%	Worldwide	Worldwide	Worldwide	N/A
Chairman of the Board and		Net Income	Operating	Net Revenue
Chief Executive Officer		50%	Cash Flow 30%	20%
Alexander H. Ware	85%	Worldwide	Worldwide	Worldwide	N/A
Executive Vice President and		Net Income	Operating	Net Revenue
Chief Financial Officer		50%		Cash Flow 30%	20%
Kenneth E. Keiser	95%	Worldwide	Worldwide	Worldwide	N/A
President and Chief Operating		Net Income	Operating	Net Revenue
Officer		50%		Cash Flow 30%	20%

2008 Target AIP
	Payout as a	2008 Performance Measures and Weightings
	Percentage of Base		Operating
Name and Position	Salary	Income	Cash Flow	Revenue	Other

G. Michael Durkin, Jr.	85%	Total U.S.	U.S.	U.S.	U.S. Single
Executive Vice President, U.S.		Operating Income 30%	Operating Cash Flow 30%	Net Revenue 20%	Serve Volume 20%
James R. Rogers	75%	Total	International	International	Total
Executive Vice President, International		International Operating Income 40%	Operating Cash Flow 20%	Net Revenue 20%	International Volume 20%

Following the release of our company’s second quarter 2008 results, our company raised its adjusted diluted earnings per share (“EPS”) outlook for the full year. Accordingly, our committee approved a global performance modification in recognition of our strong performance and in recognition of the fact that the macroeconomic environment faced by our individual business units had changed dramatically from the time that original unit AIP targets were established. The intent of this modification was to align the entire organization around the global performance necessary to deliver our revised EPS outlook. Our committee approved the use of worldwide net income as a performance factor to modify 2008 AIP payouts for those units that were below plan. This modification was designed to increase individual payouts by up to 25 percentage points so long as our company’s worldwide net income target was met or exceeded (including the cost of the modified payout). Modified payouts were capped at a total of target (100 percent), so that no unit received an above-target payout based upon these incremental percentage points. Those units performing above plan were not eligible for the modification.

Our company reported strong results for 2008, with net income of $226.4 million, net cash provided by operating activities of continuing operations of $500.6 million, and net revenue of $4,937.2 million. On an adjusted basis, we attained adjusted net income of $238.7 million, adjusted operating cash flow of $249.8 million, and adjusted net revenue of $4,884.5 million. Actual performance exceeded our expectations for adjusted net income and adjusted operating cash flow. Management reviews results of operations and evaluates performance on both a GAAP basis and using adjusted comparisons. For 2008, adjusted net income excluded the impact of the 53rd week and special charges and adjustments. Adjusted operating cash flow for 2008 represented net cash flow from operating activities of continuing operations less capital investments plus the proceeds from the sale of property less net cash used in discontinued operations. We reduced our reported net revenue for 2008 by the impact of the 53rd week to arrive at our adjusted net revenue.

The table below identifies the AIP payout schedules and actual payout percentages for cash incentives paid in February 2009 based on the company’s performance in 2008.

	2008 AIP Payout Schedules
		Adjusted Performance for	Actual Payout
	Target	Compensatory Purposes	Percentage for
2008 Worldwide Performance Measures	(dollars in millions)	(dollars in millions)(a)	2008 Performance

Net Income	$233.2	$247.9	182.5%
Operating Cash Flow	$200.0	$244.1	200.0%
Net Revenue	$5,097.6	$4,884.5	47.9%

(a)	Information regarding our 2008 results reported in accordance with GAAP and our adjusted results appears in the paragraph preceding the introduction to the above chart. When 2008 performance was compared to target, our committee considered (1) adjusted net income net of the $9.2 million impact of discontinued operations and (2) adjusted operating cash flow net of the $5.7 million net income impact of the 53rd week.

Based on cumulative performance compared to target within our business units as well as worldwide net income (adjusted to reflect the modification discussed above), the international unit received an aggregate payout of 134.3 percent of target and the U.S. unit received an aggregate payout of 82.5 percent of target.

In December 2008 our committee approved changes to the AIP design for 2009 to foster further alignment with our global portfolio management. As a result, company performance under the 2009 AIP for our named executive officers will be measured entirely on worldwide results for EPS and cash flow. We anticipate that the impact of foreign exchange rates will be neutralized based on planned rates. The committee will retain the discretion to adjust actual payouts either up or down.

Long-Term Incentives.  Named executive officers are eligible for awards under our Long-Term Incentive Plan (the “LTIP”), granted annually since 2004 in restricted shares under our 2000 Stock Incentive Plan. Restricted shares awarded under the LTIP vest in their entirety on the third anniversary of the award, although the committee may accelerate the vesting of restricted shares if a participant who is 55 years of age or older retires. The LTIP is structured and administered to comply with Section 162(m) of the Internal Revenue Code so awards qualify as performance-based compensation and are not subject to the $1 million limitation.

Our LTIP reinforces our pay-for-performance philosophy because awards are tied to both our company’s performance and individual performance. Each February the committee approves the company’s performance measure to be used to determine the size of the annual LTIP pool relative to target. Achievement of our planned adjusted return on invested capital would result in target funding. Once a minimum level of adjusted return on invested capital is met, the total annual pool can adjust from 90 percent to 110 percent of target.

The committee set targeted adjusted return on invested capital for 2007 and 2008 at 7.4 percent and 8.0 percent, respectively. We utilized 107 percent of the target for long-term incentives awarded in February 2008, which reflected the actual adjusted return on invested capital of 7.9 percent in 2007. We utilized 101 percent of the target for long-term incentives awarded in February 2009, based on the actual adjusted return on invested capital of 8.3 percent in 2008.

After the committee defines the overall LTIP pool, it applies grant guidelines to allocate the pool among salary grades and then grants awards to individual participants within those grades. Target awards for our named executive officers are above-median. LTIP ranges for each salary grade, including those for the named executive officers, are based on the established target, with the threshold equal to 50 percent of target and the maximum equal to 120 percent of target.

Individual awards for named executive officers are determined by a variety of factors, including salary grade, tenure in the current position, performance during the prior year, and future leadership potential. Our committee has the discretion to award restricted shares within a range or to award a lower number of restricted shares. Our committee approves individual awards for the named executive officers under the LTIP in February, based on company and individual performance for the prior year.

Outside the LTIP and the awards based on the grant guidelines described above, in February 2007 the committee granted a performance-based award of 113,000 restricted shares to Mr. Keiser under our 2000 Stock Incentive Plan. The purpose of this award was to recognize Mr. Keiser’s contributions to the company, and to further the company’s executive retention and succession planning objectives. The award provided that half of such shares would be earned if the company met or exceeded a 2007 adjusted return on invested capital target of 7.2 percent. The other half of such shares would be earned if the company met or exceeded a 2008 adjusted return on invested capital target of the greater of 7.4 percent or a 20 basis point improved over actual 2007 adjusted return on invested capital. The company met the each of these performance measures causing the shares to be earned in full. The award will vest on January 1, 2010 so long as Mr. Keiser remains employed by the company through such date.

In February 2009, our Board of Directors adopted the 2009 Long-Term Incentive Plan, subject to shareholder approval. If the 2009 Long-Term Incentive Plan is approved by our shareholders, future equity awards will be granted pursuant to such plan. Awards outstanding or granted under the 2000 Stock Incentive Plan will continue to be governed by the 2000 Stock Incentive Plan. Further information regarding the 2009 Long-Term Incentive Plan appears under the caption “Proposal 2: Approval of 2009 Long-Term Incentive Plan.”

Other Arrangements, Policies and Practices

Perquisites and Other Benefits:  Our named executive officers are eligible for certain perquisites and other benefits. Our committee believes that these perquisites and other benefits are reasonable and consistent with our philosophy to attract, motivate and retain outstanding employees while maintaining fiscal responsibility. Our committee periodically reviews the type and amount of perquisites and other benefits offered, which are positioned competitively with the external market. The specific perquisites and other benefits offered to our named executive officers are described below.

•	Standard Company Benefits: Our named executive officers may participate in the standard company benefits we offer to all salaried employees in the U.S. These benefits are medical and dental insurance, and retirement savings contributions. As with all salaried employees, our company makes an annual contribution of 2 percent of compensation to retirement savings, and matches employee contributions to our 401(k) plan up to 6 percent of base salary and AIP payout. We do not have a defined benefit plan. In addition, all employees are eligible for relocation assistance if asked to relocate for the convenience of the company. Furthermore, all employees age 55 years or older with at least 10 years of service have access to post-retirement medical benefits, the costs of which are paid by the retirees. By offering these standard benefits to the named executive officers, our objective is to treat named executive officers consistent with the broader employee population, to recognize defined benefit market trends, and to reflect national and local labor market conditions to provide adequate coverage.

•	Executive Deferred Compensation Plan: Our named executive officers may participate in our Executive Deferred Compensation Plan. For a detailed description of this plan, please review the narrative following the Summary Compensation Table below.

•	Executive Long-Term Disability Program: Our named executive officers may participate in our executive long-term disability program. For a detailed description of this program, please review the narrative following the Summary Compensation Table below.

•	Personal Use of Company Airplane: Our Chairman of the Board and Chief Executive Officer and our President and Chief Operating Officer are offered the personal use of our airplane and a second airplane in which we own a one-eighth interest in order to travel most expeditiously. This benefit allows our top two officers to devote maximum time and attention to our business, to facilitate scheduling, to coordinate personal and professional travel, and to enhance their availability and security while away from our offices. From time to time, our Chairman of the Board and Chief Executive Officer and President and Chief Operating Officer have authorized personal use of an airplane by our Executive Vice President, U.S. for the same reasons. We monitor the personal use of corporate aircraft and believe this use is reasonable.

•	Car Allowance: Our named executive officers are offered a market-based car allowance to cover the cost of owning and operating an automobile.

•	Financial and Tax Planning Services: Our named executive officers are offered financial and tax planning services in order to ensure that they fully understand and leverage our executive compensation program. These services also reduce the time, attention and effort required for financial planning and tax preparation.

•	Executive Physicals: Our named executive officers are eligible for bi-annual, company-paid physical examinations in order to ensure the physical health of our senior leadership team.

Employment Agreements and Change-in-Control Arrangements:  We do not enter into employment agreements or change-in-control agreements with our named executive officers. Our committee has reviewed the relative costs and benefits of these agreements, and has determined that the benefits to be derived are not worth the associated costs.

Upon a change in control of our company, our 2000 Stock Incentive Plan and the 2009 Long-Term Incentive Plan, which is the subject of Proposal No. 2 in this proxy statement, provide that any unvested restricted shares or unvested stock options would vest in their entirety. In addition, if a named executive officer has a termination of employment following a change in control of our company, the named executive officer may receive a lump sum distribution from our Executive Deferred Compensation Plan and our Supplemental

Pension Plan. The 2000 Stock Incentive Plan, the 2009 Long-Term Incentive Plan, the Executive Deferred Compensation Plan and the Supplemental Pension Plan each define “change in control.”

Severance Policy:  Our named executive officers are eligible for benefits under our severance policy. Our severance policy provides for the continuation of salary and benefits for a specified time period, plus a lump-sum tenure payment and the payment of a prorated non-equity incentive award earned, if an employee’s position is eliminated due to a restructuring, facility closure, or if employment is terminated under certain other circumstances. The duration during which salary and benefits continue, and the amount of the tenure payment, depend on the employee’s salary grade and the circumstances of the termination. Generally, the minimum total severance, including salary and benefits continuation and tenure payment, for named executive officers is 52 weeks.

We believe that it is appropriate to provide severance benefits to our named executive officers for the following reasons:

•	We generally do not enter into employment agreements or other arrangements with our named executive officers that would provide for post-termination benefits, so providing severance benefits under the circumstances described above is consistent with the competitive realities of the market.

•	Having a formal severance plan assists the company in the recruitment of talented executives, since having the assurance of fixed benefits under certain separation events can mitigate the potential risks of leaving a prior employer or foregoing other opportunities in order to join our company.

•	Providing severance benefits to named executive officers affected by changes in management promotes the orderly transition of responsibilities.

Stock Ownership Guidelines:  The committee established in 2004 stock ownership guidelines for our named executive officers. Our stock ownership guidelines require named executive officers to own a number of shares of our company’s stock equal to a multiple of their base salary. For named executive officers this multiple ranges from two and one-half to six times base salary. Each named executive officer has five years to attain the stock ownership requirement. The number of shares of company stock that must be held is determined by multiplying the named executive officer’s annual base salary rate at the end of each calendar year by the applicable multiple, and dividing the result by the 200-day average closing stock price at the end of each year. Shares held in trust and retirement accounts, and restricted shares that have not yet vested, count toward share ownership, but unexercised stock options do not.

As of the record date for our annual meeting, each of our named executive officers was in compliance with our stock ownership guidelines. We believe that promoting share ownership aligns the interests of our named executive officers with those of our shareholders and provides strong motivation to build shareholder value.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for fiscal years 2008, 2007 and 2006:

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(a)	($)	($)(b)	($)	($)(c)	($)(d)	($)(e)	($)

Robert C. Pohlad	2008	849,338	0	1,961,588	0	1,374,803	0	182,299	4,368,028
Chairman of the Board and	2007	817,950	0	1,829,448	23,701	1,517,794	0	117,937	4,306,830
Chief Executive Officer	2006	791,667	0	1,540,568	210,746	393,215	0	224,480	3,160,676
Alexander H. Ware	2008	446,400	0	1,100,526	0	614,190	3,818	105,443	2,270,377
Executive Vice President and	2007	423,367	0	873,951	4,808	558,412	0	74,366	1,934,904
Chief Financial Officer	2006	369,438	0	561,621	42,569	131,141	0	153,884	1,258,653

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(a)	($)	($)(b)	($)	($)(c)	($)(d)	($)(e)	($)

Kenneth E. Keiser	2008	635,073	0	2,318,921	0	976,578	0	308,259	4,238,831
President and Chief Operating	2007	610,471	0	2,225,299	16,785	1,059,806	0	294,340	4,206,701
Officer	2006	585,208	0	1,228,568	146,754	247,068	0	482,462	2,690,060
G. Michael Durkin, Jr.	2008	449,913	0	1,142,903	0	317,460	20,676	154,075	2,085,027
Executive Vice President,	2007	432,833	0	1,161,903	13,987	588,073	0	100,107	2,296,903
U.S.	2006	416,667	0	986,248	124,375	155,509	0	163,728	1,846,527
James R. Rogers	2008	357,783	0	535,397	0	363,314	4,324	88,574	1,349,392
Executive Vice President,	2007	336,420	0	509,579	4,371	432,025	0	35,020	1,317,415
International	2006	316,326	0	372,000	50,633	313,681	0	(22,148)	1,030,492

(a)	Represents base pay without regard to salary-deferred elections.

(b)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year for outstanding restricted stock awards in accordance with FAS 123R. Because of fluctuations in the price of our stock, including stock price fluctuations experienced since the date of grant, the amounts reported may not represent the actual amounts that the named executive officers will actually realize from the awards. Whether, and to what extent, a named executive officer realizes value will depend on our company’s future operating performance, stock price fluctuations and the named executive officer’s continued employment. Additional information on all outstanding stock awards is reflected in the Outstanding Equity Awards at Fiscal Year-End table. Each restricted stock award granted to our named executive officers vests in its entirety on the third anniversary of the award. We do not pay preferential dividends on this restricted stock. The assumptions made in the valuation are those set forth in the “Significant Accounting Policies — Stock-Based Compensation” note to the consolidated financial statements in our Annual Report on Form 10-K for fiscal year 2008. There were no forfeitures of restricted stock awards by our named executive officers during fiscal years 2008, 2007 or 2006.

(c)	Represents cash compensation earned under the Annual Incentive Plan. Awards under this plan are paid in the year following the year in which they are earned.

(d)	There was an increase in the actuarial present value of the named executive officers’ accumulated benefits under our qualified salaried or nonqualified excess pension plans from the pension plan measurement date we used for our 2007 financial statements (September 30, 2007) to the pension plan measurement date we used for our 2008 financial statements (December 31, 2008). Messrs. Pohlad and Keiser do not participate in our qualified salaried or nonqualified supplemental pension plan. Messrs. Ware, Durkin and Rogers had an increase in the present value of their pension benefits as a result of the decrease in the discount rate from 6.49 percent at September 30, 2007 to 6.23 percent at December 31, 2008, and due to the update in the post-retirement mortality table. The present value of Mr. Ware’s combined pension benefits increased by $3,818 from $18,541 to $22,359. The present value of Mr. Durkin’s combined pension benefits increased by $20,676 from $104,700 to $125,376. The present value of Mr. Rogers’ combined pension benefits increased by $4,324 from $23,637 to $27,961.

Nonqualified deferred compensation is credited with investment gain or loss based on the investment options deemed to have been selected by the executive. As a result, such earnings are not deemed to be above-market or preferential.

(e)	All other compensation for fiscal year 2008 was as follows:

						Company
						Contributions
				Amounts		to Executive
	Personal		Financial	Reimbursed	Executive	Deferred
	Use of		and Tax	for the	Long-	Compensation
	Company	Car	Planning	Payment of	Term	and 401(k)
	Airplane	Allowance	Services	Taxes	Disability	Plans	Total
Name	($)	($)	($)	($)	($)	($)	($)

Robert C. Pohlad	93,805	33,600	0	0	7,551	47,343	182,299
Alexander H. Ware	0	18,600	4,930	932	0	80,981	105,443
Kenneth E. Keiser	131,400	28,800	4,930	0	7,334	135,795	308,259
G. Michael Durkin, Jr.	34,310	28,800	4,930	2,470	0	83,565	154,075
James R. Rogers	0	18,600	4,930	0	1,791	63,253	88,574

Personal Use of Company Airplane.  The dollar amounts listed represent the aggregate incremental cost for personal use of our airplane. In calculating the aggregate incremental cost, we determined the total hours flown for other than business purposes (including deadhead flights that create incremental cost) during fiscal year 2008 as well as the total variable cost associated with the use of the airplane. We measured total variable cost by adding the costs of the following items: fuel, repair and maintenance, aircraft use and flight fees, travel and entertainment expenses, various other services (cleaning, uniforms, etc.), and supplies, less purchase rebates. Dividing the total variable cost by the number of hours flown, we established a variable cost per hour flown. The entries set forth above represent the product of the sum of hours of personal use by the named executive officers and the variable cost per hour flown.

We reimbursed certain named executive officers for taxes associated with spousal travel on an airplane associated with business meetings. These reimbursed amounts were as follows: Mr. Ware, $932 and Mr. Durkin, $2,470. Such amounts are set forth in the above chart under the caption “Amounts Reimbursed for the Payment of Taxes.”

Car Allowance.  These entries represent amounts paid directly to our named executive officers to facilitate their purchases or leases of vehicles.

Financial and Tax Planning Services.  These entries represent half of the annual participant fees paid to a financial planning firm on behalf of our named executive officers. We estimate that these amounts represent the amounts attributable to personal financial planning services. Such amounts do not include travel and entertainment expenses associated with participant meetings with the financial planning firm nor do they reflect the corporate retainer we paid such firm.

Amounts Reimbursed for the Payment of Taxes.  The nature and dollar amounts of reimbursements for the payment of taxes are specified above under the caption “Personal Use of Company Airplane.”

Executive Long-Term Disability.  The amounts set forth in this column of the above chart reflect amounts paid on behalf of our named executive officers under our executive long-term disability program. We offer this program in addition to, and in coordination with, the long-term disability benefits available through our group plan. In order to participate in the executive long-term disability program, the named executive officer must be at or above a certain salary grade, must be enrolled in the voluntary long-term disability program through our group plan and must have purchased an increased benefit under such program providing for a total benefit of 60 percent of salary with a maximum of $10,000 per month. Given the base salaries of our named executive officers, the company’s basic and voluntary long-term disability program benefits are effectively capped at $10,000 per month. The executive long-term disability program provides additional benefits such that named executive officers are eligible to receive 60 percent of salary. That is, subject to medical underwriting, the benefits provided under the executive long-term disability program provide benefits equal to 60 percent of the named executive officer’s base salary when combined with the benefits provided under the basic and voluntary group plan. The executive long-term disability program also provides an additional catastrophic disability benefit equal to 40 percent of salary with a maximum of $8,000 per month that would be paid in the event of certain serious disabilities.

Company Contributions to Executive Deferred Compensation and 401(k) Plans.  The amounts set forth in this column of the above chart reflect matching contributions and basic contributions we made under such plans for fiscal year 2008. In particular, we sponsor a non-qualified Executive Deferred Compensation Plan (the “EDCP”). The EDCP is a supplemental, deferred compensation plan that provides eligible U.S. executives with the opportunity for contributions that could not be credited to their individual accounts under the qualified 401(k) plan because of Internal Revenue Code limitations. The EDCP is a defined contribution plan designed to accumulate retirement funds for executives, and includes a company matching contribution (up to 6 percent) and a basic 2 percent contribution similar to that of the qualified 401(k) plan. The overall maximum company contribution to the qualified 401(k) plan and the EDCP is 8 percent of eligible pay. Generally, executives may elect the form and timing of their distributions from the EDCP. Employees hired before January 1, 2004, are immediately vested in the company contributions. Employees hired after January 1, 2004, are vested in the company contributions made under the plan in 20 percent annual increments until the employee is 100 percent vested after five years. Annual contributions made after the five-year period are immediately vested. The executive’s and the company’s contributions are credited with investment gain or loss based on the investment options deemed to have been selected by the executive.

Grants of Plan-Based Awards

The following table sets forth information concerning non-equity incentive plan awards paid in February 2009 for 2008 performance and equity incentive plan awards granted in February 2008 to our named executive officers:

		Estimated Possible Payouts
		Under Non-Equity Incentive			Estimated Future Payouts Under			Grant Date Fair
		Plan Awards(a)			Equity Incentive Plan Awards(b)			Value of Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Option Awards ($)
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(c)

Robert C. Pohlad	2/28/2008	213,705	854,818	1,709,636	42,776	85,551	102,662	2,474,988
Alexander H. Ware	2/28/2008	95,472	381,888	763,776	21,863	43,726	52,471	1,264,977
Kenneth E. Keiser	2/28/2008	151,803	607,211	1,214,422	27,567	55,133	66,160	1,594,990
G. Michael Durkin, Jr.	2/28/2008	96,224	384,894	769,788	21,863	43,726	52,471	1,264,977
James R. Rogers	2/28/2008	67,621	270,484	540,968	10,456	20,913	25,095	632,489

(a)	Represents amounts that could have been paid under our Annual Incentive Plan for service rendered during fiscal year 2008. The threshold entries reflect the minimum dollar amount that would have been paid for a certain level of performance under the plan. Had such performance not been attained, dollar amounts would not have been earned under our Annual Incentive Plan. The actual amounts earned during fiscal year 2008, and paid in February 2009, are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(b)	Represents the number of shares that could have been issued under our 2000 Stock Incentive Plan on February 28, 2008. These numbers are calculated by dividing the threshold, target and maximum dollar values of the estimated future payouts under equity incentive plan awards by the average of the high and low stock prices on the date of grant. The actual numbers of shares issued on such date as restricted stock awards to each of our named executive officers were as follows: Mr. Pohlad (94,106 shares), Mr. Ware (48,098 shares), Mr. Keiser (60,646 shares), Mr. Durkin (48,098 shares), and Mr. Rogers (24,049 shares). Each restricted stock award granted to our named executive officers vests in its entirety on the third anniversary of the award. Dividends declared and paid on shares of our common stock are accrued at the same rate on this restricted stock. No preferential dividends are paid.

(c)	Represents the grant date fair value of each such equity award computed in accordance with FAS 123R based upon the average of the high and low stock prices on the date of grant. There were no forfeitures of restricted stock awards by our named executive officers during fiscal years 2008, 2007 or 2006.

For details on the criteria utilized to determine the specific amounts payable under these plans, including the relationship to target levels with respect to specific quantitative or qualitative performance-related factors, please review “Compensation Discussion and Analysis” above.

For details on the proportion of salary and incentive compensation to total compensation, please review “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by our named executive officers at fiscal year end 2008:

	Option Awards(a)						Stock Awards(b)
										Equity
									Equity	Incentive
									Incentive	Plan Awards:
									Plan Awards:	Market or
				Equity					Number	Payout
				Incentive					of Unearned	Value of
				Plan Awards:				Market	Shares,	Unearned
	Number of		Number of	Number			Number of	Value of	Units or	Shares,
	Securities		Securities	of Securities			Shares or	Shares or	Other	Units or
	Underlying		Underlying	Underlying			Units of	Units of	Rights	Other
	Unexercised		Unexercised	Unexercised	Option		Stock That	Stock That	That Have	Rights That
	Options		Options	Unearned	Exercise	Option	Have Not	Have Not	Not	Have Not
	(#)		(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable		Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)

Robert C. Pohlad	122,000		0	0	18.92	2/16/2014	251,706	5,207,797	0	0
	115,900				12.01	2/26/2013
	176,400				12.68	2/21/2012
	33,276	(c)			12.17	1/20/2010
Alexander H. Ware	0		0	0	N/A	N/A	144,298	2,985,526	0	0
Kenneth E. Keiser	0		0	0	N/A	N/A	302,646	6,261,746	0	0
G. Michael Durkin, Jr.	68,400		0	0	12.01	2/26/2013	145,448	3,009,319	0	0
	36,000				12.68	2/21/2012
James R. Rogers	0		0	0	N/A	N/A	69,049	1,428,624	0	0

(a)	Each of the options set forth above is exercisable for one-third of the shares purchasable thereunder on the first anniversary of the date of grant, two-third of the shares purchasable thereunder on the second anniversary of the date of grant and in full on the third anniversary of the date of grant. Given that the most recently issued options were granted on February 16, 2004, each of the options set forth in the table above is exercisable in full.

(b)	The restricted stock awards reflected above were granted on February 23, 2006, February 22, 2007, and February 28, 2008. With the exception of the restricted stock award for 113,000 shares we issued to Mr. Keiser in 2007, each of the restricted stock awards set forth above vests in full on the third anniversary of the date of grant. Mr. Keiser’s restricted stock award for 113,000 shares will vest in January 2010, if Mr. Keiser remains employed by the company through such date. Due to the satisfaction of the performance criteria applicable to this award, the entirety of such award is reported in the table above as unvested (rather than unearned and unvested).

(c)	On January 20, 2000, we granted Mr. Pohlad an option for the purchase of 33,276 shares. On May 22, 2001, Mr. Pohlad gifted two-thirds of such option and, as a result of such transfers, Mr. Pohlad retains an option for the purchase of 11,092 shares.

Option Exercises and Stock Vested

The following table sets forth information concerning each exercise of stock options and each vesting of restricted stock for our named executive officers during fiscal year 2008:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)(a)

Robert C. Pohlad	0	N/A	85,000	2,249,950
Alexander H. Ware	0	N/A	22,600	598,222
Kenneth E. Keiser	0	N/A	70,000	1,852,900
G. Michael Durkin, Jr.	0	N/A	56,500	1,495,555
James R. Rogers	0	N/A	24,255	642,030

(a)	The value realized on vesting of stock awards reflects the total pre-tax value realized. It is determined by multiplying the number of shares that vested by the average of the high and low sales prices of our common stock on February 25, 2008 (the Monday after the vesting date). The stock awards reported in the table above vested on February 24, 2008, which was a Sunday.

Pension Benefits

Prior to the formation of PepsiAmericas in November 2000, Pepsi-Cola General Bottlers, then a bottling subsidiary of Whitman Corporation, maintained a qualified, defined benefit pension plan and a non-qualified supplemental pension plan. We generally froze benefit accruals under these plans as of December 31, 2001, and no new participants were enrolled after April 1, 2001. The plans pay benefits in optional forms elected by the employees. The benefit formula under the pension plans provides a normal retirement benefit equal to 1 percent of final average earnings multiplied by the participant’s credited service, up to a maximum of 20 years. The qualified pension plan provides a benefit on earnings up to the qualified plan limit ($170,000 for 2001), and the non-qualified plan provides a benefit on earnings over this limit.

The following table describes pension benefits of our named executive officers at fiscal year end 2008:

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Robert C. Pohlad	N/A	N/A	N/A	N/A
Alexander H. Ware	Qualified Salaried Plan	2.583	14,548	0
	Supplemental Pension Plan	2.583	7,811	0
Kenneth E. Keiser	N/A	N/A	N/A	N/A
G. Michael Durkin, Jr.	Qualified Salaried Plan	2.667	18,282	0
	Supplemental Pension Plan	2.667	107,094	0
James R. Rogers	Qualified Salaried Plan	1.333	12,810	0
	Supplemental Pension Plan	1.333	15,151	0

Final average earnings is the average of the participant’s highest earnings during 60 consecutive months out of the last 120 months worked, but not counting earnings after December 31, 2001. Earnings recognized under each plan include salaries, commissions, wages, cash bonuses, and overtime pay. All other compensation is excludable. Participants in each plan become fully vested after completion of five years of service.

Under the qualified pension plan, the benefit is payable as a life annuity commencing at the plan’s normal retirement date, which is the first of the month coincident with or next following the attainment of age 65 and completion of five years of vesting service. Participants under such plan are eligible for early retirement upon attaining age 55 and completing five years of vesting service. Participants eligible for early retirement are entitled to immediate commencement of their benefit, reduced actuarially for commencement prior to age 65. Participants eligible for early retirement with 20 or more years of vesting service receive a benefit reduced 4 percent for each year that benefit payments start prior to age 65.

Under the supplemental pension plan, the benefits vested prior to December 31, 2004 are payable in a lump sum or installment payments pursuant to a participant’s election. Benefits vested thereafter are payable as a lump sum.

The figures shown in the table above represent the present value as of December 31, 2008, of the benefit earned under each plan as of that date. We determined present values based on the following assumptions: an interest rate of 6.23 percent, an assumed retirement age of 65, the PPA 2009 Optional Combined Healthy Mortality Table and no pre-retirement decrements.

Nonqualified Deferred Compensation

The following table sets forth nonqualified deferred compensation of our named executive officers at fiscal year end 2008:

	Executive	Registrant	Aggregate Earnings	Aggregate
	Contributions in	Contributions in	in Last	Withdrawals/	Aggregate Balance
	Last FY	Last FY	FY	Distributions	at Last FYE
Name	($)(a)	($)(b)	($)(c)	($)	($)(d)

Robert C. Pohlad	0	42,743	9,181	0	211,133
Alexander H. Ware	153,422	62,581	(73,510)	0	765,565
Kenneth E. Keiser	129,656	117,395	(4,423)	0	1,370,850
G. Michael Durkin, Jr.	129,016	65,165	(366,194)	0	1,202,080
James R. Rogers	48,239	44,853	(524,594)	0	1,008,156

(a)	Contributions are made through a compensation deferral election. All amounts reflected in this column are also reported in the column captioned “Salary” of the Summary Compensation Table.

(b)	The contributions set forth in this column represent the company’s contributions to the Executive Deferred Compensation Plan. All amounts reflected in this column are also reported in the column captioned “All Other Compensation” of the Summary Compensation Table.

(c)	Nonqualified deferred compensation is credited with investment gain or loss based on the investment options deemed to have been selected by the executive. As a result, such earnings are not deemed to be above-market or preferential.

(d)	Of the amounts reported in this column, executive contributions and employer contributions are either reported in the Summary Compensation Table of this proxy statement or have been reported in the Summary Compensation Tables of our proxy statements for previous years.

An executive can defer up to 75 percent of salary and up to 100 percent of non-equity incentive plan compensation under the Annual Incentive Plan. Nonqualified deferred compensation is credited with investment gain or loss based on the investment options deemed to have been selected by the executive. Generally, executives may elect the form and timing of their distributions.

Potential Payments upon Termination or Change in Control

Upon the termination of a named executive officer, such person may be entitled to payments or the provision of other benefits from our company, depending on the event triggering the termination. The events that would trigger a named executive officer’s entitlement to payments or other benefits upon termination, and the value of the estimated payments and benefits are described in the following table, assuming a termination date and, where applicable, a change in control date of January 3, 2009, and a stock price of $20.69 per share, which was the closing price of one share of our common stock on January 2, 2009 (the last trading day of fiscal year 2008). Pension benefits under the Qualified Salaried Plan and non-qualified deferred compensation under the Executive Deferred Compensation Plan that are available upon termination of employment have been previously set forth and do not appear in the following table.

		Robert C.	Alexander H.	Kenneth E.	G. Michael	James R.
Scenario	Benefits	Pohlad	Ware	Keiser	Durkin, Jr.	Rogers

Involuntary	Salary Continuation	$575,358	$302,400	$430,211	$336,538	$242,742
Termination Without	Incremental Tenure Payment	$493,164	$51,840	$221,251	$259,615	$228,871
Cause	Additional Payment to Reach
	Full Severance Benefit	$0	$95,040	$0	$0	$0
	Pro-Rata Non-Equity Incentive
	Plan Award	$1,400,448	$625,647	$994,794	$321,848	$356,281
	Outplacement	$11,250	$9,789	$11,250	$9,789	$11,250

	Total:	$2,480,220	$1,084,716	$1,657,506	$927,790	$839,144

Special Circumstances	Salary Continuation	$295,898	$155,520	$221,251	$173,077	$124,839
— Performance	Incremental Tenure Payment	$493,164	$25,920	$110,626	$259,615	$228,871
	Additional Payment to Reach
	Full Severance Benefit	$279,460	$267,840	$319,585	$163,461	$117,903
	Pro-Rata Non-Equity Incentive
	Plan Award	$1,400,448	$625,647	$994,794	$321,848	$356,281
	Outplacement	$7,107	$5,562	$7,107	$5,562	$7,107

	Total:	$2,476,077	$1,080,489	$1,653,363	$923,563	$835,001

Special Circumstances	Salary Continuation	$295,898	$155,520	$221,251	$173,077	$124,839
— Other	Incremental Tenure Payment	$493,164	$0	$0	$259,615	$228,871
	Outplacement	$7,107	$5,562	$7,107	$5,562	$7,107

	Total:	$796,169	$161,082	$228,358	$438,254	$360,817

Involuntary	Salary Continuation	$575,358	$302,400	$430,211	$336,538	$242,742
Termination Without	Incremental Tenure Payment	$493,164	$51,840	$221,251	$259,615	$228,871
Cause Following	Additional Payment to Reach
Change in Control	Full Severance Benefit	$0	$95,040	$0	$0	$0
	Pro-Rata Non-Equity Incentive
	Plan Award	$1,400,448	$625,647	$994,794	$321,848	$356,281
	Lump Sum Non-Qualified
	Pension	$0	$11,670	$0	$203,943	$26,863
	Outplacement	$11,250	$9,789	$11,250	$9,789	$11,250
	Accelerated Restricted Stock
	Awards	$5,232,331	$2,998,924	$6,281,756	$3,024,936	$1,433,989

	Total:	$7,712,551	$4,095,310	$7,939,262	$4,156,669	$2,299,996

Voluntary Resignation	Lump Sum Non-Qualified
Following Change in	Pension	$0	$11,670	$0	$203,943	$26,863
Control	Accelerated Restricted Stock
	Awards	$5,232,331	$2,998,924	$6,281,756	$3,024,936	$1,433,989

	Total:	$5,232,331	$3,010,594	$6,281,756	$3,228,879	$1,460,852

Death	Accelerated Restricted Stock
	Awards	$5,232,331	$2,998,924	$6,281,756	$3,024,936	$1,433,989

	Total:	$5,232,331	$2,998,924	$6,281,756	$3,024,936	$1,433,989

		Robert C.	Alexander H.	Kenneth E.	G. Michael	James R.
Scenario	Benefits	Pohlad	Ware	Keiser	Durkin, Jr.	Rogers

Retirement(a)	Accelerated Restricted Stock
	Awards	$0	$0	$6,281,756	$0	$0

	Total:	$0	$0	$6,281,756	$0	$0

Disability	Total:	$0	$0	$0	$0	$0

Voluntary Resignation	Total:	$0	$0	$0	$0	$0

Involuntary
Termination for
Egregious Cause	Total:	$0	$0	$0	$0	$0

(a)	If an executive retires after age 55, we may, at our discretion and upon approval of the Management Resources and Compensation Committee, cause unvested restricted stock awards to become immediately vested. This presentation assumes that the committee would authorize the vesting of Mr. Keiser’s restricted stock awards upon his retirement.

Involuntary Termination without Cause.  In the event of an involuntary termination without cause, the named executives are entitled to a payment of severance benefits under our severance policy. The cash severance benefits in this situation consist of salary continuation benefits for 35 weeks and a lump sum tenure payment in the amount of one week’s base salary for each year of service; provided, however, that the minimum total cash severance payment for an executive at or above a certain level is 52 weeks of severance pay (consisting of salary continuation, incremental tenure payment and any additional payment required to reach 52 weeks of severance pay). Executives who are involuntarily terminated without cause are also entitled to a pro-rata Annual Incentive Plan payout. The non-cash severance benefits in this situation consist of medical and dental continuation at active employee rates, and the provision of outplacement services, during the salary continuation period. The severance policy provides other benefits to the executives, but all other benefits under the severance policy are available generally to all salaried employees.

Involuntary Termination with Special Circumstances.  In the event of an involuntary termination with special circumstances, the named executive officers are entitled to a payment of severance benefits under our severance policy, but in a lesser amount. Special circumstances applies to any employee whose conduct casts discredit upon our company and/or makes it impractical for the employee to continue to perform in his or her role with our company but does not rise to the level of severity of egregious cause. Involuntary terminations with special circumstances are divided into two subcategories: special circumstances (performance) and special circumstances (other).

In the event of an involuntary termination with special circumstances (performance), the named executive officers will be entitled to a payment of severance benefits under our severance policy. Special circumstances (performance) may be involuntary termination due to unsatisfactory performance, the employee’s refusal to accept a comparable position at a different location, or other circumstances, as defined in the severance policy. In the event of an executive’s involuntary termination with special circumstances (performance), the cash severance benefits to a named executive officer will consist of salary continuation benefits for 18 weeks. Executives will be entitled to a lump sum tenure payment of one week’s base salary for every two years of service. The minimum total cash severance payment for an executive at or above a certain level, including our named executive officers, will be 52 weeks of severance pay (consisting of salary continuation, incremental tenure payment and any additional payment required to reach 52 weeks of severance pay). Executives who are involuntarily terminated with special circumstances (performance) will also be entitled to a pro-rata Annual Incentive Plan payout and the non-cash severance benefits available to all other employees.

In the event of an executive’s involuntary termination with special circumstances (other), the executive would receive severance consisting of salary continuation benefits for 18 weeks. A lump sum tenure payment equal to one week of pay for every year of service would only be made if the terminated executive completed more than 20 years of service. There is no minimum severance amount. Executives who are involuntarily terminated for special circumstances (other) are eligible for the non-cash benefits generally available to all employees, but would be ineligible to receive a pro-rata Annual Incentive Plan payout.

Termination following a Change in Control.  We do not enter into change-in-control agreements with our employees. However, if a change in control results in the involuntary termination of a named executive officer, the executive is entitled to the severance benefits described above. An executive who terminates employment following a change in control may also be eligible for a lump sum payment under the Executive Deferred Compensation Plan. In addition, if there is a change in control of our company, as defined under the 2000 Stock Incentive Plan, such plan provides that any unvested restricted stock awards or stock options would vest in their entirety.

Death, Disability and Retirement.  In the event of an executive’s death, we would distribute the executive’s account under the Executive Deferred Compensation Plan in the form of a lump sum payment without regard to the executive’s previous payment elections. The executive would be entitled to the benefit under the supplemental pension plan in accordance with his previous payment election. Further, upon an executive’s death, the 2000 Stock Incentive Plan provides that any unvested restricted stock awards or stock options would vest in their entirety. Disability does not result in the acceleration of benefits to our executives. If an executive retires after age 55, we may, upon Management Resources and Compensation Committee approval, cause unvested restricted stock awards and stock options to become immediately vested.

Voluntary Resignation.  In the event of a voluntary resignation, a named executive officer will forfeit any annual incentive compensation for that fiscal year and any unvested time-lapse restricted stock awards. The named executive officer will be entitled to any vested pension benefits and vested balance in his or her deferred compensation account, and can exercise any outstanding vested stock options within three months of the officer’s last day of employment.

Involuntary Termination for Egregious Cause.  Our severance policy does not award any benefits to executives who are involuntarily terminated for egregious cause. In the event of termination for egregious cause, a named executive officer will forfeit any unpaid annual incentive compensation, any unvested time-lapse restricted stock awards, and all unexercised stock options, whether or not vested. The named executive officer will be entitled to any vested pension benefits and vested balance in his or her deferred compensation account.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

In February 2007, our Board adopted a written policy for the review and approval of related person transactions requiring disclosure under Rule 404(a) of Regulation S-K. This policy states that the Affiliated Transaction Committee is responsible for reviewing and approving or disapproving all interested transactions, which are defined as any transaction, arrangement or relationship in which (a) the amount involved may be expected to exceed $120,000 in any fiscal year, (b) our company will be a participant, and (c) a related person has a direct or indirect material interest. A related person is defined as an executive officer, director or nominee for director, or a greater than 5 percent beneficial owner of our company’s common stock, or an immediate family member of the foregoing. The policy deems certain interested transactions to be pre-approved, including the employment and compensation of executive officers, the compensation paid to directors, and transactions in the ordinary course of business involving PepsiCo.

Transactions with PepsiCo

Overview.  PepsiCo is considered a related party due to the nature of our franchise relationship and PepsiCo’s ownership interest in us. As of March 10, 2009, PepsiCo beneficially owned approximately 43.2 percent of our outstanding common stock. These shares are subject to a shareholder agreement with our company. As of the end of fiscal year 2008, the net amount due from PepsiCo was $5.2 million. During fiscal year 2008, approximately 80 percent of our total net sales were derived from the sale of PepsiCo products. We have entered into transactions and agreements with PepsiCo from time to time, and we expect to enter into additional transactions and agreements with PepsiCo in the future. Significant agreements and transactions between our company and PepsiCo are described below.

Pepsi franchise agreements are subject to termination only upon failure to comply with their terms. Termination of these agreements can occur as a result of any of the following: our bankruptcy or insolvency; change of control of greater than 15 percent of any class of our voting securities; untimely payments for concentrate purchases; quality control failure; or failure to carry out the approved business plan communicated to PepsiCo.

Bottling Agreements and Purchases of Concentrate and Finished Product.  We purchase concentrates from PepsiCo and manufacture, package, sell and distribute cola and non-cola beverages under various bottling agreements with PepsiCo. These agreements give us the right to manufacture, package, sell and distribute beverage products of PepsiCo in both bottles and cans as well as fountain syrup in specified territories. These agreements include a Master Bottling Agreement and a Master Fountain Syrup Agreement for beverages bearing the “Pepsi-Cola” and “Pepsi” trademarks, including Diet Pepsi in the United States. The agreements also include bottling and distribution agreements for non-cola products in the United States, and international bottling agreements for countries outside the United States. These agreements provide PepsiCo with the ability to set prices of concentrates, as well as the terms of payment and other terms and conditions under which we purchase such concentrates. In addition, we bottle water under the “Aquafina” trademark pursuant to an agreement with PepsiCo that provides for payment of a royalty fee to PepsiCo. We also purchase finished beverage products from PepsiCo and certain of its affiliates, including tea, concentrate and finished beverage products from a Pepsi/Lipton partnership, as well as finished beverage products from a PepsiCo/Starbucks partnership. The table below summarizes amounts paid to PepsiCo for purchases of concentrate, finished beverage products, finished snack food products and Aquafina royalty fees.

Bottler Incentives and Other Support Arrangements.  We share a business objective with PepsiCo of increasing availability and consumption of PepsiCo beverages. Accordingly, PepsiCo provides us with various forms of bottler incentives to promote its brands. The level of this support is negotiated regularly and can be increased or decreased at the discretion of PepsiCo. To support volume and market share growth, the bottler incentives cover a variety of initiatives, including direct marketplace, shared media and advertising support. Worldwide bottler incentives from PepsiCo, which are included in the table below, totaled approximately $248.7 million for fiscal year 2008. There are no conditions or requirements that could result in the repayment of any support payments we received.

PepsiCo also provided indirect marketing support to our marketplace, which consisted primarily of media expenses. This indirect support is not reflected or included in our consolidated financial statements, as these amounts were paid directly by PepsiCo.

Manufacturing and National Account Services.  Pursuant to the Master Fountain Syrup Agreement, we provide manufacturing services to PepsiCo in connection with the production of certain finished beverage products, and also provide certain manufacturing, delivery and equipment maintenance services to PepsiCo’s national account customers. The net amount paid or payable by PepsiCo to us for manufacturing and national account services is summarized in the table below.

Sandora Joint Venture.  We are party to a joint venture agreement with PepsiCo pursuant to which we hold the outstanding common stock of Sandora, LLC, the leading juice company in Ukraine. We hold a 60 percent interest in the joint venture and PepsiCo holds a 40 percent interest. In fiscal year 2008, we repaid $47.5 million of long-term debt that was acquired as part of the Sandora acquisition. As a part of this transaction, we received $26.0 million of cash from PepsiCo that included its portion of the debt repayment. The joint venture financial statements have been consolidated in our consolidated financial statements.

Other Transactions.  PepsiCo provides procurement services to us pursuant to a shared services agreement. Under this agreement, PepsiCo acts as our agent and negotiates with various suppliers the cost of certain raw materials by entering into raw material contracts on our behalf. The raw material contracts obligate us to purchase certain minimum volumes. PepsiCo also collects and remits to us certain rebates from the various suppliers related to our procurement volume. In addition, PepsiCo executes certain derivative contracts on our behalf and in accordance with our hedging strategies. Payment to PepsiCo for procurement services is reflected in the table below.

In summary, our consolidated statement of income for fiscal year 2008 includes the following income and (expense) transactions with PepsiCo (in millions):

Net sales:
Bottler incentives	$34.7
Manufacturing and national account services	$17.0

$51.7

Cost of goods sold:
Purchases of concentrate	$(923.3)
Purchases of finished beverage products	$(232.3)
Purchases of finished snack food products	$(26.7)
Bottler incentives	$190.3
Aquafina royalty fees	$(46.6)
Procurement services	$(4.1)

$(1,042.7)

Selling, delivery and administrative expenses:
Bottler incentives	$23.7
Purchases of advertising materials	$(2.5)

$21.2

Transactions with Bottlers in Which PepsiCo Holds an Equity Interest.  We sell finished beverage products to other bottlers, including The Pepsi Bottling Group, Inc. and Pepsi Bottling Ventures LLC, bottlers in which PepsiCo owns an equity interest. These sales occur in instances where the proximity of our production facilities to the other bottlers’ markets or lack of manufacturing capability, as well as other economic considerations, make it more efficient or desirable for the other bottlers to buy finished product from us. Our sales to other bottlers, including those in which PepsiCo owns an equity interest, were approximately $210.8 million in fiscal year 2008. Our purchases from such other bottlers were $0.5 million in fiscal year 2008.

Agreements and Relationships with Dakota Holdings, LLC, Starquest Securities, LLC and Mr. Pohlad

Under the terms of the PepsiAmericas merger agreement, Dakota Holdings, LLC (“Dakota”), a Delaware limited liability company whose members at the time of the PepsiAmericas merger included PepsiCo and Pohlad Companies, became the owner of 14,562,970 shares of our common stock, including 377,128 shares purchasable pursuant to the exercise of a warrant. In November 2002, the members of Dakota entered into a redemption agreement pursuant to which the PepsiCo membership interests were redeemed in exchange for certain assets of Dakota. As a result, Dakota became the owner of 12,027,557 shares of our common stock, including 311,470 shares purchasable pursuant to the exercise of a warrant. In June 2003, Dakota converted from a Delaware limited liability company to a Minnesota limited liability company pursuant to an agreement and plan of merger. In January 2006, Starquest Securities, LLC (“Starquest”), a Minnesota limited liability company, obtained the shares of our common stock previously owned by Dakota, including the shares of common stock purchasable upon exercise of the above-referenced warrant, pursuant to a contribution agreement. Such warrant expired unexercised in January 2006, resulting in Starquest holding 11,716,087 shares of our common stock. In February 2008, Starquest acquired an additional 400,000 shares of our common stock pursuant to open market purchases, bringing its holdings to 12,116,087 shares of common stock, or approximately 9.7 percent, as of March 10, 2009. The shares held by Starquest are subject to a shareholder agreement with our company.

Mr. Pohlad, our Chairman and Chief Executive Officer, is the President and the owner of one-third of the capital stock of Pohlad Companies. Pohlad Companies is the controlling member of Dakota. Dakota is the controlling member of Starquest. Pohlad Companies may be deemed to have beneficial ownership of the securities beneficially owned by Starquest and Dakota and Mr. Pohlad may be deemed to have beneficial ownership of the securities beneficially owned by Starquest, Dakota and Pohlad Companies.

Transaction with Pohlad Companies

We own a one-eighth interest in a Challenger aircraft which we own with Pohlad Companies. During fiscal year 2008, we paid $0.2 million to International Jet, a subsidiary of Pohlad Companies, for office and hangar rent, management fees and maintenance in connection with the storage and operation of this corporate jet.

PROPOSAL 2: APPROVAL OF 2009 LONG-TERM INCENTIVE PLAN

Overview

On February 26, 2009, our Board of Directors adopted the PepsiAmericas, Inc. 2009 Long-Term Incentive Plan (the “2009 LTIP”), subject to shareholder approval. If the 2009 LTIP is approved by our shareholders, future equity awards will be granted pursuant to the 2009 LTIP. Awards outstanding or granted under the PepsiAmericas, Inc. 2000 Stock Incentive Plan (the “2000 SIP”) will continue to be governed by the 2000 SIP.

We are asking shareholders to approve the 2009 LTIP at the annual meeting of shareholders as it will enable us to:

•	continue to attract, retain and motivate talented employees who are critical to our company’s long-term success and growth;

•	maintain strict corporate governance practices in granting equity to employees, including the judicious use of equity awards; and

•	maintain compliance with Section 162(m) of the Internal Revenue Code, which requires shareholder approval of performance-based compensatory programs every five years (our 2000 SIP was last subject to shareholder approval in 2004).

Approval of the 2009 LTIP will facilitate the attraction, retention and motivation of talented employees critical to our success.

Our compensation philosophy is based on the principle that our company will achieve its best results if our employees act and are rewarded as business owners. The Board believes that stock ownership and stock-based incentive awards are the best way to align the interests of the executive officers, employees and directors with those of our shareholders. Approval of the 2009 LTIP will allow us to continue to use equity compensation to attract, retain and motivate a large group of talented and diverse domestic and international employees who are critical to our long-term success and growth.

Approval of the 2009 LTIP allows us to maintain strict corporate governance practices.

The 2009 LTIP contains a number of provisions that the Board believes are consistent with the interests of shareholders and sound corporate governance practices:

•	Limitation on Shares Issued. The 2009 LTIP authorizes the issuance of 8 million shares of common stock. Because the 2009 LTIP, if approved by our shareholders, will replace the shareholder-approved 2000 SIP, which currently has approximately 1.8 million shares available for issuance, and no further awards will be made under the 2000 SIP, the number of shares reserved for issuance under equity compensation plans upon shareholder approval of the 2009 LTIP would represent a net increase of approximately 6.2 million shares.

•	No Annual “Evergreen” Provision. The 2009 LTIP authorizes a fixed number of shares of common stock, thereby requiring shareholder approval of any additional authorization of shares.

•	No Discounted Stock Options or Repricings. All stock options must have an exercise price equal to or greater than the fair market value of our common stock on the date of grant. In addition, the 2009 LTIP prohibits the repricing of stock options without the approval of shareholders. This provision applies to both direct repricings (lowering the exercise price of an outstanding stock option) and indirect repricings (canceling an outstanding stock option and granting a replacement stock option with a lower exercise price).

•	Responsible Share Counting. The 2009 LTIP prohibits “net share counting,” meaning that any shares of common stock tendered or withheld to pay taxes or an option’s exercise price are not available for re-issuance. Likewise, upon exercise of a stock-settled stock appreciation right, none of the shares associated with the stock appreciation right are available for re-issuance.

•	Compensation Clawback. Except as otherwise provided in the award agreements, the 2009 LTIP provides that a participant will forfeit his or her outstanding awards under such plan if he or she, among other things, engages in misconduct or violates our Code of Conduct (available on our website at www.pepsiamericas.com).

•	Independent Committee. The 2009 LTIP will be administered by the Management Resources and Compensation Committee, except as it relates to non-employee director awards which the full Board administers. All of the members of the committee qualify as independent directors under New York Stock Exchange rules.

•	Judicious Use of Equity. A comparison of shares issued under our 2000 SIP to total shares outstanding for each of the last three fiscal years shows an annual run rate of approximately 0.75 percent. We anticipate continued judicious use of equity awards under the 2009 LTIP based on a projected average annual run rate of 1.15 percent. Assuming that average annual run rate, our calculations show an estimated shareholder value transfer under the 2009 LTIP of approximately 8.2 percent.

Approval of the 2009 LTIP will enable us to provide certain forms of performance-based compensation to executive officers that will continue to meet the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code.

Rules pertaining to Section 162(m) of the Internal Revenue Code require shareholder approval of the material terms of the performance goals under a plan from which qualified performance-based compensation is paid by a company. Such material terms are required to be re-approved in the future by shareholders at least once every five years when, as with respect to both the 2000 SIP and the 2009 LTIP, the committee has the ability to change targets under a performance goal after shareholder approval of the goal.

Summary of the 2009 LTIP

The principal features of the 2009 LTIP are summarized below. This summary is qualified in its entirety by reference to the complete text of the 2009 LTIP set forth in Appendix A to this proxy statement.

Plan Administration.  The Management Resources and Compensation Committee administers all aspects of the 2009 LTIP, except for awards made to non-employee directors. The terms of awards to non-employee directors are set forth in the 2009 LTIP, and such awards are administered by the full Board. Each member of the committee is independent as defined in Section 303A.02 of the New York Stock Exchange listing standards. In addition, each member of the committee is a non-employee director as defined in Rule 16b-3 of the Exchange Act, and is an outside director as defined in Section 162(m) of the Internal Revenue Code.

The committee has the authority to, among other things:

•	construe and interpret the 2009 LTIP;

•	make rules and regulations relating to the administration of the 2009 LTIP;

•	select participants and make awards; and

•	establish the terms and conditions of awards.

Awards.  The 2009 LTIP provides for the grant of non-qualified stock options, incentive stock options that qualify under Section 422 of the Internal Revenue Code, stock appreciation rights, restricted stock awards, restricted stock units, performance shares, performance units and stock awards, each as defined in the 2009 LTIP.

Eligibility.  Any officer, employee, consultant or advisor of PepsiAmericas or any of its subsidiaries or affiliated businesses is eligible for any type of award provided for under the 2009 LTIP, except that employees are not eligible for unrestricted stock awards and consultants and advisors are not eligible for incentive stock options. As of year-end 2008, there were approximately 20,800 worldwide employees of our company. The selection of participants and the nature and size of grants and awards are within the discretion of the committee. In addition, our non-employee directors are eligible to receive awards under the 2009 LTIP.

Authorized Shares.  The 2009 LTIP authorizes the issuance of 8 million shares of common stock. The shares of common stock issued may consist of authorized but unissued shares or repurchased shares. No more than 400,000 shares will be available for the grant of incentive stock options.

If any award is forfeited or the award otherwise terminates without the issuance of shares of common stock, the shares associated with the award will again be available for future grants. However, shares withheld by or delivered to PepsiAmericas to satisfy the exercise or conversion price of an award or in payment of taxes will not again be available for future grants, and, upon the exercise of a stock-settled stock appreciation right, the number of shares subject to the stock appreciation right will not again be available for future grants regardless of the actual number of shares used to settle such stock appreciation right. In addition, awards that are settled in cash rather than shares of stock and awards that may be granted in connection with the assumption or substitution of outstanding grants from an acquired or merged company will not reduce the number of shares available for issuance under the 2009 LTIP.

If necessary for an award to satisfy the performance-based exception under Section 162(m) of the Internal Revenue Code, the maximum number of shares of common stock with respect to which awards may be granted during any calendar year to any person shall be 1 million shares, and the maximum dollar amount that may be paid under such performance-based exception to any one person during any period of three calendar years shall be $10 million.

Adjustments.  In the event of a corporate transaction that affects our common stock, the committee will make adjustments to the number of authorized shares and the individual limitations set forth above and to the outstanding awards as it deems appropriate and equitable.

Options.  A stock option permits the participant to purchase shares of common stock at a specified price. Options may be granted alone or together with stock appreciation rights. A stock option may be granted in the form of a non-qualified stock option or an incentive stock option. The price at which a share may be purchased under an option (the exercise price) may not be less than 100 percent of the fair market value (the average of the high and low market prices) of a share of our common stock on the date the option is granted. The average of the high and low market prices of a share of our common stock on March 10, 2009 was $15.395 per share. Except in the case of an adjustment related to a corporate transaction, the exercise price of a stock option may not be decreased after the date of grant and no outstanding option may be surrendered as consideration for the grant of a new option with a lower exercise price without shareholder approval. No dividends or dividend equivalents will be paid on stock options.

The committee may establish the term of each option, but no option will be exercisable after 10 years from the grant date.

The amount of incentive stock options that becomes exercisable for the first time in a particular year by an individual participant cannot exceed a face value of $100,000 or such other amount as may subsequently be specified by the Internal Revenue Code, determined using the fair market value of the shares on the date of grant.

Stock Appreciation Rights (SARs).  A stock appreciation right entitles the participant to receive a payment in shares of our common stock and/or cash equal to the excess of the fair market value of our common stock on the date the SAR is exercised over the SAR exercise price. SARs may be granted either alone or in tandem with stock options. The exercise price of an SAR must be equal to or greater than 100 percent of the fair market value of our common stock on the date of grant. The committee may establish the term of each SAR, but no SAR will be exercisable after 10 years from the grant date. No dividends or dividend equivalents will be paid on SARs.

Restricted Stock Awards (RSAs) and Restricted Stock Units (RSUs).  A restricted stock award represents shares of common stock that are issued to a participant subject to vesting requirements. A restricted stock unit is the right granted to a participant to receive a share of our common stock and/or a cash payment based on the value of a share of our common stock subject to vesting requirements. The restrictions on such awards are determined by the committee, and may include time-based or performance-based restrictions. Any time-based restriction generally must be for a minimum of one year. The committee may also condition the vesting of any RSA or RSU grant on the achievement of one or more performance goals, including those specified below under “Performance Awards and Performance Goals.” RSUs may be settled in cash, shares of common stock or a combination thereof, as determined by the committee. Holders of RSUs will have no ownership interest in the shares of common stock to which such RSUs relate unless and until payment with respect to such RSUs is actually made in shares of common stock. Except as otherwise determined by the committee, participants who hold RSAs will have voting rights and the right to receive dividends or other distributions during the restriction period. Except as otherwise determined by the committee, participants who hold RSUs will be credited with dividend equivalents in respect of such RSUs during the restriction period.

Performance Awards and Performance Goals.  Performance awards are awards conditioned on the achievement of performance goals (which are based on one or more performance measures) during a performance period. The committee determines the performance goal and the length of the performance period. The performance measures to be used for purposes of performance awards may be described in terms of objectives that are related to the individual participant (including salary range, tenure in the current position and performance during the prior year) or objectives that are company-wide or related to a subsidiary, division, department, region, function, policy initiative or business unit of our company, and may consist of one or more or any combination of the following criteria: stock price, the attainment by a share of common stock of a specified fair market value for a specified period of time, capitalization, earnings per share, growth in stock price, growth in market value, return to shareholders (including or excluding dividends), return on equity, earnings, economic value added, revenues, net income, operating income, return on assets, return on capital, adjusted return on invested capital, return on sales, market share, cash flow measures or cost reduction goals, sales volume, net earnings, total shareholder return, gross margin, or achieving goals, objectives and policy initiatives. The performance goals based on these performance measures may be expressed in absolute terms, relative to prior performance or relative to the performance of other entities or individuals. Notwithstanding the attainment of any performance goal, the committee has the discretion to reduce any award payment. Performance awards may be in the form of options, performance shares, performance units, restricted shares, restricted stock units or SARs.

Stock Awards.  Stock awards consist of vested shares of common stock that are not subject to a risk of forfeiture. Stock awards may only be granted to eligible participants who are consultants or advisors (i.e., non-employees). In addition, non-employee directors will receive annual stock awards under the 2009 LTIP as described below.

Non-Employee Director Awards.  The amount of awards to non-employee directors is set forth in our non-employee director compensation policy, the terms of such awards are set forth in the 2009 LTIP, and such awards are administered by the Board. Employee directors are not eligible to receive these awards and receive no additional pay for serving as directors. Non-employee directors currently receive an annual stock award for a number of shares equal to approximately $75,000.

Change in Control.  In the event of a change in control of PepsiAmericas, participants in the 2009 LTIP are entitled to the following:

•	each stock option and SAR will be exercisable in full;

•	the restriction period applicable to any award of restricted shares will lapse and any other restrictions, terms or conditions will lapse and be deemed to be satisfied at the maximum value or level; and

•	the performance measures applicable to any performance shares or performance units will be deemed to be satisfied at the maximum value.

In the event of a change in control in which the holders of PepsiAmericas common stock receive publicly traded shares of common stock of another entity, there will be substituted for each share of PepsiAmericas common stock under the 2009 LTIP, whether or not then subject to an outstanding award, the number and class of shares into which each outstanding share of PepsiAmericas common stock is converted pursuant to such change in control. In the event of such substitution, the purchase price per share in the case of any award will be appropriately adjusted by the committee.

The term “change in control” is defined in the 2009 LTIP.

Effective Date, Term, Amendment and Termination.  The 2009 LTIP will become effective as of the date of shareholder approval and will remain in effect until the tenth anniversary of such date. The Board or committee may terminate or amend the 2009 LTIP at any time, but no such amendment or termination may adversely affect awards granted prior to such termination or amendment except to the extent necessary or appropriate to comply with applicable law or stock exchange rules and regulations. Unless our shareholders shall have first approved the amendment, no amendment may (i) increase the number of authorized shares or the maximum individual award limitations, (ii) extend the maximum period during which awards may be granted, (iii) add to the types of awards that can be made, (iv) change the performance measures pursuant to which performance awards are earned, (v) modify the requirements as to eligibility for participation, (vi) decrease the exercise price of any option or SAR to less than the fair market value on the grant date, (vii) amend the 2009 LTIP in a manner that requires shareholder approval pursuant to the 2009 LTIP, applicable law or the rules of the principal securities exchange on which shares of the company’s common stock are traded, or (viii) effect any change inconsistent with Section 422 of the Internal Revenue Code.

Limitations on Transfer.  Awards granted under the 2009 LTIP are nontransferable other than, upon the participant’s death, by will or the laws of descent and distribution, unless otherwise determined by the committee. The committee has the discretion to permit the transfer of an award only to a participant’s immediate family member without the payment of any consideration.

U.S. Federal Income Tax Consequences

The following is a general summary of certain U.S. federal income tax consequences of awards made under the 2009 LTIP, based upon the laws in effect on the date hereof, and is intended for the information of shareholders considering how to vote with respect to the proposal. It is not intended as tax guidance to participants in the 2009 LTIP. The discussion does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the 2009 LTIP. The income tax consequences under applicable foreign, state and local tax laws may not be the same as under U.S. federal income tax laws.

Non-Qualified Stock Options (NQSOs) and Stock Appreciation Rights (SARs).  A participant will not recognize taxable income at the time of grant of a NQSO or SAR, and our company will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), upon exercise of a NQSO, equal to the excess of the fair market value of the shares of common stock purchased over their exercise price and, upon exercise of an SAR, equal to the fair market value of any shares of common stock delivered or cash paid. Our company will generally be entitled to a corresponding U.S. federal income tax deduction at the same time the participant recognizes ordinary income.

Incentive Stock Options (ISOs).  A participant will not recognize taxable income at the time of grant of an ISO or (except for purposes of the alternative minimum tax) upon exercise of an ISO. If the shares of common stock acquired by exercise of an ISO are held for two years from the date the option was granted and one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and our company will not be entitled to any deduction. If, however, such shares are disposed of within two years from the date the option was granted or within one year from the date the shares were transferred, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price, and our company generally will be entitled to a corresponding U.S. federal income tax deduction.

Other Awards.  For other awards authorized under the 2009 LTIP, a participant will generally recognize compensation taxable as ordinary income (i) at the time restrictions on RSAs lapse in an amount equal to the excess of the fair market value of the shares of common stock at such time over the amount, if any, paid for the shares; (ii) at the time of settlement of RSUs in an amount equal to the fair market value of any shares of common stock delivered or cash paid by our company and (iii) at the time of grant of a nonforfeitable stock award in an amount equal to the fair market value of the shares of common stock at such time. Our company will generally be entitled to a corresponding U.S. federal income tax deduction at the same time the participant recognizes ordinary income, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply.

Section 162(m) Limit.  The 2009 LTIP is designed to enable our company to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code. Section 162(m) provides that we may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year if such compensation is not performance-based or does not comply with other exceptions. It is anticipated that all stock options, SARs and performance awards, including performance-based RSAs and performance-based RSUs paid in accordance with the 2009 LTIP, will be deductible as performance-based compensation and not subject to the $1 million limitation. Performance awards qualify as performance-based compensation if they are conditioned on the achievement of one or more of the performance measures described under “Performance Awards and Performance Goals” above and satisfy certain other requirements of Section 162(m). To satisfy the requirements that apply to performance-based compensation, those performance measures, the 2009 LTIP’s eligibility terms, and the share and dollar maximums on individual participant awards (specified above under “Authorized Shares”) must be approved by our shareholders, and approval of the 2009 LTIP will also constitute approval of these elements of the 2009 LTIP.

Section 409A.  It is intended that awards granted under the 2009 LTIP will satisfy the requirements of Section 409A of the Internal Revenue Code and any regulations or guidance that may be adopted thereunder.

New Plan Benefits

The number of restricted stock awards and other awards, if any, that executive officers and other employees may receive under the 2009 LTIP cannot be determined in advance because awards will be tied to both our company’s performance and individual performance. Subject to shareholder approval of the 2009 LTIP, our non-employee directors will receive annual restricted stock awards under such plan for a number of shares equal to approximately $75,000 beginning in February 2010. The information set forth in the table below assumes we have nine non-employee directors when the February 2010 awards are made. The February 2009 restricted stock awards made to our non-employee directors sourced from the 2000 SIP.

2009 Long-Term Incentive Plan

Name and Position	Dollar Value ($)	Number of Units

Robert C. Pohlad	*	*
Alexander H. Ware	*	*
Kenneth E. Keiser	*	*
G. Michael Durkin, Jr.	*	*
James R. Rogers	*	*
Executive Group	*	*
Non-Executive Director Group	$675,000	*
Non-Executive Officer Employee Group	*	*

*	Indeterminable.

Vote Required

The affirmative vote of a majority of the votes cast in person or by proxy is required for approval of the 2009 LTIP. For the 2009 LTIP to be approved under the rules of the New York Stock Exchange: (i) more than 50 percent in interest of all securities entitled to vote on the proposal must cast a vote on the proposal, and (ii) a majority of the votes cast must vote for the proposal. Under New York Stock Exchange rules, brokerage firms that have not received voting instructions from their clients on this proposal may not vote on it. Under Section 162(m) of the Internal Revenue Code, the material terms of a performance goal are approved by shareholders if a majority of the votes cast on the issue are cast in favor of approval.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL NO. 2.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information regarding common stock that may be issued under our existing equity compensation plans as of the end of fiscal year 2008:

	Number of Securities				Number of Securities
	to be Issued		Weighted-Average		Remaining Available
	Upon Exercise of		Exercise Price of		for Future Issuance
	Outstanding Options,		Outstanding Options,		Under Equity
	Warrants and Rights		Warrants and Rights		Compensation Plans

Equity compensation plans approved by security holders	4,274,200	(1)	$15.38	(2)	3,309,731
Equity compensation plans not approved by security holders	0				0

Total	4,274,200				3,309,731

(1)	This number includes stock options, as well as 2,650,621 shares underlying unvested restricted stock awards, granted or issued under stock incentive plans approved by our shareholders.

(2)	The weighted average exercise price of outstanding options and rights excludes unvested restricted stock awards.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected the firm of KPMG LLP (“KPMG”) as independent registered public accountants to audit our financial statements for fiscal year 2009. A proposal to ratify that appointment will be presented to shareholders at the meeting. If shareholders do not ratify such appointment, the committee will consider selection of another firm of independent registered public accountants, but reserves the right to uphold the appointment.

Representatives of KPMG are expected to be present at the meeting and they will have the opportunity to make a statement if they desire to do so. In addition, they are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

KPMG was our independent registered public accounting firm for the two most recently completed fiscal years. Aggregate fees for professional services rendered for our company by KPMG for the fiscal years ended January 3, 2009 and December 29, 2007 were as follows:

	Fiscal Year Ended	Fiscal Year Ended
	January 3, 2009	December 29, 2007

Audit Fees	$2,718,900	$2,678,500
Audit-Related Fees	0	221,400
Tax Fees	0	0
All Other Fees	0	0

Total	$2,718,900	$2,899,900

Audit fees were for professional services rendered for the audits of the consolidated financial statements, the issuance of comfort letters, consents, audits of statutory financial statements and the review of documents we filed with the Securities and Exchange Commission. Audit-related fees were for acquisition due diligence assistance in fiscal year 2007.

The Audit Committee has determined that the provision of services covered by the foregoing fees is compatible with maintaining the independent registered public accounting firm’s independence. See “Our Board of Directors and Committees — Audit Committee Report.”

Pre-Approval Policies and Procedures of Audit Committee

The Audit Committee is committed to ensuring the independence of our company’s independent registered public accounting firm and directs significant attention toward the appropriateness of the independent registered public accounting firm performing services other than the audit. The committee has adopted pre-approval policies and procedures in this regard.

As a matter of policy, the independent registered public accounting firm is only engaged for non-audit-related work if those services enhance and support the attest function of the audit or are an extension to the audit or audit-related services. Annually, the lead audit partner reviews with the committee the services the independent registered public accounting firm expects to provide in the coming year, and the related fees. In addition, management provides the committee with a quarterly report for the committee’s pre-approval of any non-audit services that the independent registered public accounting firm may be asked to provide in the next quarter.

The projects and categories of service are as follows:

Audit — These services include the work necessary for the independent registered public accounting firm to render an opinion on our consolidated financial statements. Audit services also include audit or attest services required by statute or regulation, such as comfort letters, consents, reviews of Securities and Exchange Commission filings, statutory audits in non-U.S. locations and attestation reports on internal control over financial reporting required under the Sarbanes-Oxley Act.

Audit-Related Services — These services consist primarily of audits of benefit plans, due diligence assistance, accounting consultation on proposed transactions and internal control reviews.

Tax and Other Services — These services consist of tax compliance and planning issues. The committee believes that these services are not an integral part of the examination of our company’s financial statements, and that these services may raise a real or perceived question as to the independent registered public accounting firm’s independence. Accordingly, a very strong rationale must be presented to support the selection of the independent registered public accounting firm for such services, and alternative service providers should also be considered.

The Executive Vice President and Chief Financial Officer is responsible for the implementation of the committee’s pre-approval policies and procedures. Such person has authority to engage KPMG for audit-related services on projects costing less than $50,000, upon prior review and approval of the committee’s Chairman. The Executive Vice President and Chief Financial Officer is also responsible for ensuring that any request for audit-related services greater than $50,000, or any non-audit services, is submitted for authorization by the committee.

The Audit Committee selected KPMG to audit our financial statements for fiscal years 2008 and 2007. Other than the above-referenced audit-related acquisition due diligence assistance we received during fiscal year 2007, we received no services from KPMG requiring pre-approval during fiscal year 2008 or 2007.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE FOR PROPOSAL 3.

PEPSIAMERICAS’ FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended January 3, 2009 is included in the 2008 Annual Report being furnished on the Internet with this proxy statement. We will send a copy of our Annual Report on Form 10-K for the fiscal year ended January 3, 2009, or any exhibit thereto, as filed with the Securities and Exchange Commission, to any shareholder without charge, upon written request to PepsiAmericas, Inc., 4000 RBC Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention: Investor Relations.

DELIVERY OF PROXY MATERIALS OR NOTICE
TO SHAREHOLDERS SHARING AN ADDRESS

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our notice of Internet availability of proxy materials (the “notice”) or proxy materials, as applicable, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees.

Shareholders who participate in householding will continue to have access to or receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the notice or proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Investor Relations by phone (612) 661-3883 or by mail to PepsiAmericas, Inc., 4000 RBC Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention: Investor Relations.

If you participate in householding and wish to receive a separate copy of the notice or proxy materials, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Investor Relations as indicated above.

Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

SHAREHOLDER PROPOSALS FOR
2010 ANNUAL MEETING

If you wish to have a proposal considered for inclusion in our 2010 proxy statement, we must receive your proposal on or before November 18, 2009. Proposals should be mailed to PepsiAmericas, Inc., 4000 RBC Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention: Corporate Secretary.

Our By-Laws provide that in order for a shareholder to nominate a candidate for election as a director at an annual meeting of shareholders or propose business for consideration at such meeting, the shareholder must generally notify us in writing at our principal executive office not later than the close of business on the 60th day nor earlier than the 90th day prior to the meeting. The 2010 Annual Meeting of Shareholders is currently expected to be held on May 6, 2010. Accordingly, a shareholder nomination or proposal intended to be considered at the 2010 Annual Meeting of Shareholders must be received by the Corporate Secretary between February 5, 2010 and March 7, 2010. A copy of our By-Laws may be obtained from the Corporate Secretary, by written request to the above-listed address.

OTHER MATTERS

The Board of Directors does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement. Under our By-Laws, generally no business besides the proposals in this proxy statement may be transacted at the meeting. However, if any other matter properly comes before the meeting, your proxies will act on such matter in their discretion.

By Order of the Board of Directors

Brian D. Wenger
Corporate Secretary

Minneapolis, Minnesota
March 18, 2009

APPENDIX A

PEPSIAMERICAS, INC.

2009 LONG-TERM INCENTIVE PLAN

1.	Purposes.

The purposes of the Plan are to provide long-term incentives to those persons with significant responsibility for the success and growth of PepsiAmericas and its subsidiaries, divisions and affiliated businesses, to associate the interests of such persons with those of PepsiAmericas shareholders, to assist PepsiAmericas in recruiting, retaining and motivating a diverse group of employees, outside directors and consultants on a competitive basis, and to provide a pay-for-performance linkage for such individuals. It is a further purpose of the Plan to provide such persons with additional incentives and reward opportunities designed to enhance the profitable growth of PepsiAmericas. If approved by PepsiAmericas shareholders, the Plan shall replace the 2000 Stock Incentive Plan, and no further awards shall be made under the 2000 Stock Incentive Plan, with the exception of the Restricted Shares the Committee may issue under such plan based upon 2008 performance.

2.	Definitions.

For purposes of the Plan:

(a) “2000 Stock Incentive Plan” means the PepsiAmericas, Inc. 2000 Stock Incentive Plan, as amended and restated from time to time.

(b) “Award” means a grant of Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance Shares, Performance Units, Stock Awards, or any or all of them.

(c) “Board” means the Board of Directors of PepsiAmericas.

(d) “Cause” means unless otherwise provided in an applicable Award agreement, fraud; commission of a felony or gross misdemeanor (or its equivalent), regardless of whether there is a conviction or plea of nolo contendere to such a crime; embezzlement or misappropriation of funds or property; consistent refusal to perform, or willful misconduct in or disregard of the performance of Company duties and obligations; gross negligence in the performance of Company duties; disclosure of confidential information regarding the Company or its operations; or breach of an employment agreement and/or restrictive covenants, if applicable.

(e) “Change in Control” has the meaning set forth in Section 10(b).

(f) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall also be a reference to any successor section of the Code (or a successor code).

(g) “Committee” means, with respect to any matter relating to Section 8 of the Plan, the Board, and with respect to all other matters under the Plan, the Management Resources and Compensation Committee of the Board. The Management Resources and Compensation Committee shall be appointed by the Board and shall consist of two or more outside, disinterested members of the Board. In the judgment of the Board, the Management Resources and Compensation Committee shall be qualified to administer the Plan as contemplated by (i) Rule 16b-3 of the Exchange Act, (ii) Code Section 162(m) and the regulations thereunder, and (iii) any rules and regulations of a stock exchange on which the Common Stock is traded. Any member of the Management Resources and Compensation Committee who does not satisfy the qualifications set out in the preceding sentence may recuse himself or herself from any vote or other action taken by the Management Resources and Compensation Committee. The Board may, at any time and in its complete discretion, remove any member of the Management Resources and Compensation Committee and may fill any vacancy in the Management Resources and Compensation Committee.

(h) “Common Stock” means the common stock, par value $0.01 per share, of PepsiAmericas.

(i) “Company” means PepsiAmericas, its subsidiaries, divisions and affiliated businesses.

(j) “Covered Employee” means any employee of the Company for whom PepsiAmericas is subject to the deductibility limitation imposed by Code Section 162(m).

(k) “Eligible Person” means any of the following individuals who is designated by the Committee as eligible to receive Awards, subject to the conditions set forth in the Plan: (i) any employee of the Company (including any officer of the Company and any Employee Director); (ii) any person expected to become an employee of the Company (including any officer of the Company and any Employee Director); (iii) any person expected to become a Non-Employee Director; (iv) any consultant or advisor of the Company; and (v) any Non-Employee Director who is eligible to receive an Award in accordance with Section 8 hereof.

(l) “Employee Director” means a member of the Board who is also an employee of the Company.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(n) “Fair Market Value” on any date means the average of the high and low market prices at which a share of Common Stock shall have been sold on such date, or the immediately preceding trading day if such date was not a trading day, as reported by the New York Stock Exchange or the principal securities exchange on which shares of Common Stock are then traded.

(o) “ISO” means an Option satisfying the requirements of Code Section 422 and designated as an ISO by the Committee.

(p) “Non-Employee Director” means a member of the Board who is not an employee of the Company.

(q) “NQSO” or “Non-Qualified Stock Option” means an Option that does not satisfy the requirements of Code Section 422 or that is not designated as an ISO by the Committee.

(r) “Option Exercise Price” means the purchase price per share of Common Stock covered by an Option granted pursuant to the Plan.

(s) “Options” means the right to purchase shares of Common Stock at a specified price for a specified period of time.

(t) “Participant” means an Eligible Person who has received an Award under the Plan.

(u) “PepsiAmericas” means PepsiAmericas, Inc., a Delaware corporation, and its successors and assigns.

(v) “Performance Awards” means an Award of Options, Performance Shares, Performance Units, Restricted Shares, Restricted Stock Units or SARs conditioned on the achievement of Performance Goals during a Performance Period.

(w) “Performance Goals” means the goals established by the Committee under Section 7(d).

(x) “Performance Measures” means the criteria set out in Section 7(d) that may be used by the Committee as the basis for Performance Goals.

(y) “Performance Period” means the period established by the Committee during which the achievement of Performance Goals is assessed in order to determine whether and to what extent an Award that is conditioned on attaining Performance Goals has been earned. The Performance Period shall be one year, unless otherwise determined by the Committee.

(z) “Performance Shares” means an Award of shares of Common Stock awarded to a Participant based on the achievement of Performance Goals during a Performance Period.

(aa) “Performance Units” means an Award denominated in shares of Common Stock, cash or a combination thereof, as determined by the Committee, awarded to a Participant based on the achievement of Performance Goals during a Performance Period.

(bb) “Performance-Based Exception” means the performance-based exception to the deductibility limitations of Code Section 162(m), as set forth in Code Section 162(m)(4)(C).

(cc) “Plan” means this PepsiAmericas, Inc. 2009 Long-Term Incentive Plan, as it may be amended and restated from time to time.

(dd) “Prior Plan” means the PepsiAmericas, Inc. 2000 Stock Incentive Plan, as amended and restated from time to time.

(ee) “Restricted Shares” means shares of Common Stock that are subject to such restrictions and such other terms and conditions as the Committee may establish.

(ff) “Restricted Stock Units” means the right, as described in Section 7(c), to receive an amount, payable in either cash, shares of Common Stock or a combination thereof, equal to the value of a specified number of shares of Common Stock, subject to such terms and conditions as the Committee may establish.

(gg) “Restriction Period” means, with respect to Performance Shares, Performance Units, Restricted Shares or Restricted Stock Units, the period during which any risk of forfeiture or other restrictions set by the Committee remain in effect. Such restrictions remain in effect until such time as they have lapsed under the terms and conditions of the Performance Shares, Performance Units, Restricted Shares or Restricted Stock Units or as otherwise determined by the Committee.

(hh) “Retirement” shall mean cessation of active employment or service with the Company pursuant to the Company’s retirement policies and programs.

(ii) “Stock Appreciation Rights” or “SARs” means the right to receive a payment equal to the excess of the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Rights are exercised over the exercise price per share of Common Stock established for those Stock Appreciation Rights at the time of grant, multiplied by the number of shares of Common Stock with respect to which the Stock Appreciation Rights are exercised.

(jj) “Stock Award” means an Award of shares of Common Stock that is subject to such terms, conditions and restrictions (if any) as determined by the Committee in accordance with Section 7(e).

3.	Administration of the Plan.

(a) Authority of Committee.  The Plan shall be administered by the Committee, which shall have all the powers vested in it by the terms of the Plan, such powers to include the authority:

•	to select the persons to be granted Awards under the Plan;

•	to determine the type, size and terms of Awards to be made to each Participant;

•	to determine the time when Awards are to be granted and any conditions that must be satisfied before an Award is granted;

•	to establish objectives and conditions for earning Awards;

•	to determine whether an Award shall be evidenced by an agreement and, if so, to determine the terms and conditions of such agreement (which shall not be inconsistent with the Plan) and who must sign such agreement;

•	to determine whether the conditions for earning an Award have been met and whether an Award will be paid at the end of an applicable Performance Period;

•	to determine if the Performance Measures have been satisfied;

•	except as otherwise provided in Section 7(d), to modify the terms of Awards made under the Plan;

•	to determine if all or some of the restrictions applicable to an outstanding Award should lapse;

•	to determine whether the amount or payment of an Award should be reduced or eliminated;

•	to determine the guidelines and/or procedures for the payment or exercise of Awards;

•	to determine whether an Award should qualify, regardless of its amount, as deductible in its entirety for federal income tax purposes, including whether any Awards granted to Covered Employees should comply with the Performance-Based Exception; and

•	to take all other actions necessary to administer the Plan.

(b) Interpretation of Plan.  The Committee shall have full power and authority to administer and interpret the Plan and to adopt or establish such rules, regulations, agreements, guidelines, procedures and instruments, which are not contrary to the terms of the Plan and which, in its opinion, may be necessary or advisable for the administration and operation of the Plan. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, PepsiAmericas shareholders and all Eligible Persons and Participants.

(c) Facilitation of Administration.  To the extent not prohibited by law, the Committee may grant authority to employees or designate employees of the Company to execute documents on behalf of the Committee or to otherwise assist the Committee in the administration and operation of the Plan.

4.	Eligibility.

(a) General.  Subject to the terms and conditions of the Plan, the Committee may, from time to time, select from all Eligible Persons those to whom Awards shall be granted under Section 7 and shall determine the nature and amount of each Award; provided, however, that Non-Employee Directors shall be eligible to receive Awards only pursuant to Section 8.

(b) International Participants.  Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of the laws in countries outside the United States in which the Company operates or has employees, the Committee, in its sole discretion, shall have the power and authority (and may delegate such authority in accordance with Section 3(c)) to (i) determine which Eligible Persons (if any) employed or retained by the Company outside the United States should participate in the Plan, (ii) modify the terms and conditions of any Awards made to such Eligible Persons, and (iii) establish sub-plans, modified Option exercise procedures and other Award terms, conditions and procedures to the extent such actions may be necessary or advisable to comply with provisions of the laws in such countries outside the United States in order to assure the lawfulness, validity and effectiveness of Awards granted under the Plan and to the extent such actions are consistent with the Committee’s authority to amend the Plan absent shareholder approval pursuant to Section 12(b).

5.	Shares of Common Stock Subject to the Plan.

(a) Authorized Number of Shares.  Unless otherwise authorized by PepsiAmericas shareholders and subject to the provisions of this Section 5 and Section 9, the maximum aggregate number of shares of Common Stock available for issuance under the Plan shall be 8,000,000. Any of the authorized shares may be used for any of the types of Awards described in the Plan, except that no more than 400,000 of the authorized shares of Common Stock may be issued in the form of ISOs.

(b) Share Counting.  The following rules shall apply in determining the number of shares of Common Stock remaining available for grant under the Plan:

(i) In connection with the granting of an Option or other Award, the number of shares of Common Stock available for issuance under the Plan shall be reduced by the number of shares of Common Stock in respect of which the Option or Award is granted or denominated. For example, upon the grant of stock-settled SARs, the number of shares of Common Stock available for issuance under the Plan shall be reduced by the full number of SARs granted, and the number of shares of Common Stock available for issuance under the Plan shall not thereafter be increased upon the exercise of the SARs and settlement in shares of Common Stock, even if the actual number of shares of Common Stock delivered in settlement of the SARs is less than the full number of SARs exercised. However, Awards that by their terms do not permit settlement in shares of Common Stock shall not reduce the number of shares of Common Stock available for issuance under the Plan.

(ii) Any shares of Common Stock that are tendered by a Participant or withheld as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an Award under the Plan shall not be added back to the number of shares of Common Stock available for issuance under the Plan.

(iii) Whenever any outstanding Option or other Award (or portion thereof) expires, is cancelled, is settled in cash rather than in shares of Common Stock (pursuant to the terms of an Award that permits but does not require cash settlement) or is otherwise terminated for any reason without having been exercised or payment having been made in the form of shares of Common Stock, the number of shares of Common Stock available for issuance under the Plan shall be increased by the number of shares of Common Stock allocable to the expired, cancelled, settled or otherwise terminated Option or other Award (or portion thereof).

(iv) Any shares of Common Stock underlying Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company shall not, unless required by law or regulation, count against the reserve of available shares of Common Stock under the Plan.

(c) Shares to be Delivered.  The source of shares of Common Stock to be delivered by PepsiAmericas under the Plan shall be determined by PepsiAmericas and may consist in whole or in part of authorized but unissued shares or repurchased shares.

6.	Award Limitations.

To the extent necessary for an Award hereunder to satisfy the Performance-Based Exception, the maximum number of shares of Common Stock with respect to which Awards may be granted during any calendar year to any person shall be 1,000,000, subject to adjustment as provided in Section 9, and the maximum amount that may be paid under the Performance-Based Exception to any one person during any period of three calendar years shall be $10,000,000.

7.	Awards to Eligible Persons.

(a) Options.

(i) Grants.  Subject to the terms and conditions of the Plan, Options may be granted to Eligible Persons. Options may consist of ISOs or NQSOs, as the Committee shall determine. Options may be granted alone or in tandem with SARs. With respect to Options granted in tandem with SARs, the exercise of either such Options or such SARs will result in the simultaneous cancellation of the same number of tandem SARs or Options, as the case may be.

(ii) Option Exercise Price.  The Option Exercise Price shall be equal to or, at the Committee’s discretion, greater than the Fair Market Value on the date the Option is granted, unless the Option was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company (in which case the assumption or substitution shall be accomplished in a manner that permits the Option to be exempt from Code Section 409A).

(iii) Term.  The term of Options shall be determined by the Committee in its sole discretion, but in no event shall the term exceed ten (10) years from the date of grant.

(iv) ISO Limits.  ISOs may be granted only to Eligible Persons who are employees of PepsiAmericas or of any parent or subsidiary corporation (within the meaning of Code Section 424) on the date of grant, and may only be granted to an employee who, at the time the Option is granted, does not own stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of PepsiAmericas or of any parent or subsidiary corporation (within the meaning of Code Section 424). The aggregate Fair Market Value of all shares of Common Stock with respect to which ISOs are exercisable by a Participant for the first time during any calendar year (under all plans of PepsiAmericas or of any parent or subsidiary corporation (within the meaning of Code Section 424)) shall not exceed $100,000 or such other amount as may subsequently be specified by the Code and/or applicable regulations. The aggregate Fair Market Value of such shares shall be determined at the time the Option is granted. ISOs shall contain such other provisions as the Committee shall deem advisable but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify as incentive stock options under Code Section 422.

(v) No Repricing.  Except for adjustments made pursuant to Section 10, the Option Exercise Price for any outstanding Option granted under the Plan may not be decreased after the date of grant nor may any outstanding Option granted under the Plan be surrendered to PepsiAmericas as consideration for the grant of a new Option with a lower Option Exercise Price without the approval of PepsiAmericas shareholders.

(vi) Form of Payment.  The Option Exercise Price shall be paid to PepsiAmericas at the time of such exercise, subject to any applicable rules or regulations adopted by the Committee:

(A) to the extent permitted by applicable law, pursuant to cashless exercise procedures that are, from time to time, approved by the Committee; proceeds from any such exercise shall be used to pay the exercise costs, which include the Option Exercise Price, statutory minimum applicable taxes, withholdings, brokerage commissions and fees; any remaining proceeds from the sale shall be delivered to the Participant in cash or stock as specified by the Participant;

(B) through the tender of shares of Common Stock owned by the Participant (or by delivering a certification or attestation of ownership of such shares) valued at their Fair Market Value on the date of exercise;

(C) in cash or its equivalent; or

(D) by any combination of (A), (B), and (C) above.

(vii) No Dividend Equivalents.  No dividends or dividend equivalents may be paid on Options. Except as otherwise provided herein, a Participant shall have no rights as a holder of Common Stock with respect to shares of Common Stock covered by an Option unless and until such shares of Common Stock have been registered to the Participant as the owner.

(viii) Termination of Employment or Service or Death of Participant.

(A) In the event of any termination of the employment or service of a Participant, other than by reason of death or, in the case of a Participant holding a NQSO, a Company-approved Retirement, the Participant may (unless otherwise provided in the Option agreement) exercise each Option held by such Participant at any time within three months (or one year if the Participant is permanently and totally disabled within the meaning of Section 22(e)(3) of the Code) after such termination of employment or service, but only if and to the extent such Option is exercisable at the date of such termination of employment or service, and in no event after the date on which such Option would otherwise terminate; provided, however, that if such termination of employment or service is for Cause or voluntarily on the part of the Participant without the written consent of the Company, any Option held by such Participant under the Plan shall terminate unless otherwise provided in the Option agreement.

(B) In the event of the termination of employment or service of a Participant holding a NQSO by reason of a Company-approved Retirement, then each NQSO held by the Participant shall be fully exercisable, and, subject to the following paragraph, such NQSO shall be exercisable by the Participant at any time up to and including (but not after) the date on which the NQSO would otherwise terminate (unless otherwise provided in the Option agreement).

(C) Unless otherwise provided in the Option agreement, in the event of the death of a Participant (i) while employed by or providing service to the Company or after a Company-approved Retirement, (ii) within three months after termination of the Participant’s employment, other than a termination by reason of death, a Company-approved Retirement or permanent and total disability within the meaning of Section 22(e)(3) of the Code, or (iii) within one year after termination of the Participant’s employment by reason of such disability, then each Option held by such Participant may be exercised by the legatees of the Participant under his or her last will, or by his or her personal representatives or distributees, at any time within a period of nine months after the Participant’s death, but only if and to the extent such Option is exercisable at the date of death (unless death occurs while the Participant is employed by or providing service to the Company, in which case each Option held by the Participant shall be fully exercisable), and in no event after the date on which such Option would otherwise terminate.

(b) Stock Appreciation Rights.

(i) Grants.  Subject to the terms and provisions of the Plan, SARs may be granted to Eligible Persons. SARs may be granted alone or in tandem with Options. With respect to SARs granted in tandem with Options, the exercise of either such Options or such SARs will result in the simultaneous cancellation of the same number of tandem SARs or Options, as the case may be.

(ii) Exercise Price. The exercise price per share of Common Stock covered by a SAR granted pursuant to the Plan shall be equal to or, at the Committee’s discretion, greater than Fair Market Value on the date the SAR is granted, unless the SAR was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company (in which case the assumption or substitution shall be accomplished in a manner that permits the SAR to be exempt from Code Section 409A).

(iii) Term.  The term of a SAR shall be determined by the Committee in its sole discretion, but, in no event shall the term exceed ten (10) years from the date of grant.

(iv) No Repricing.  Except for adjustments made pursuant to Section 9, the exercise price for any outstanding SAR granted under the Plan may not be decreased after the date of grant nor may any outstanding SAR granted under the Plan be surrendered to PepsiAmericas as consideration for the grant of a new SAR with a lower exercise price without the approval of PepsiAmericas shareholders.

(v) Form of Payment.  The Committee may authorize payment of a SAR in the form of cash, Common Stock valued at its Fair Market Value on the date of the exercise, a combination thereof, or by any other method as the Committee may determine.

(vi) No Dividend Equivalents.  No dividends or dividend equivalents may be paid on SARs.

(vii) Termination of Employment or Service or Death of Participant.

(A) In the event of any termination of the employment or service of a Participant, other than by reason of death or a Company-approved Retirement, the Participant may (unless otherwise provided in the SAR agreement) exercise each SAR held by such Participant at any time within three months (or one year if the Participant is permanently and totally disabled within the meaning of Section 22(e)(3) of the Code) after such termination of employment or service, but only if and to the extent such SAR is exercisable at the date of such termination of employment or service, and in no event after the date on which such SAR would otherwise terminate; provided, however, that if such termination of employment or service is for Cause or voluntarily on the part of the Participant without the written consent of the Company, any SAR held by such Participant under the Plan shall terminate unless otherwise provided in the SAR agreement.

(B) In the event of the termination of employment or service of a Participant by reason of a Company-approved Retirement, then each SAR held by the Participant shall be fully exercisable, and, subject to the following paragraph, such SAR shall be exercisable by the Participant at any time up to and including (but not after) the date on which the SAR would otherwise terminate (unless otherwise provided in the SAR agreement).

(C) Unless otherwise provided in the SAR agreement, in the event of the death of a Participant (i) while employed by or providing service to the Company or after a Company-approved Retirement, (ii) within three months after termination of the Participant’s employment, other than a termination by reason of death, a Company-approved Retirement or permanent and total disability within the meaning of Section 22(e)(3) of the Code, or (iii) within one year after termination of the Participant’s employment by reason of such disability, then each SAR held by such Participant may be exercised by the legatees of the Participant under his or her last will, or by his or her personal representatives or distributees, at any time within a period of nine months after the Participant’s death, but only if and to the extent such SAR is exercisable at the date of death (unless death occurs while the Participant is employed by or providing service to the Company, in which case each SAR held by the Participant shall be fully exercisable), and in no event after the date on which such SAR would otherwise terminate.

(c) Restricted Shares/Restricted Stock Units.

(i) Grants.  Subject to the terms and provisions of the Plan, Restricted Shares or Restricted Stock Units may be granted to Eligible Persons.

(ii) Restrictions.  The Committee shall impose such terms, conditions and/or restrictions on any Restricted Shares or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation: a requirement that Participants pay a stipulated purchase price for each Restricted Share or each Restricted Stock Unit; forfeiture conditions; transfer restrictions; restrictions based upon the achievement of specific performance goals (company-wide, related to a subsidiary, division, department, region, function, policy initiative or business unit of PepsiAmericas, and/or individual); time-based restrictions on vesting; and/or restrictions under applicable federal or state securities laws. The Committee may establish different Restriction Periods from time to time and each Award may have a different Restriction Period, in the discretion of the Committee. Any time-based Restriction Period shall be for a minimum of one year (subject to acceleration as specified in the applicable Award agreement or as determined by the Committee). To the extent the Restricted Shares or Restricted Stock Units are intended to be deductible under Code Section 162(m), the applicable restrictions shall be based on the achievement of Performance Goals over a Performance Period, as described in Section 7(d) below.

(iii) Payment of Restricted Stock Units.  Restricted Stock Units that become payable in accordance with their terms and conditions shall be settled in cash, shares of Common Stock, or a combination of cash and shares, as determined by the Committee. Any person who holds Restricted Stock Units shall have no ownership interest in the shares of Common Stock to which the Restricted Stock Units relate unless and until payment with respect to such Restricted Stock Units is actually made in shares of Common Stock. The payment date shall be specified in the applicable Award agreement and shall be as soon as practicable after the earlier of (A) any vesting date that can be pre-determined at grant under the terms of an Award agreement, and (B) the occurrence date of an applicable vesting event specified in the applicable Award agreement.

(iv) Transfer Restrictions.  During the Restriction Period, Restricted Shares may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. In order to enforce the limitations imposed upon the Restricted Shares, the Committee may (A) cause a legend or legends to be placed on any certificates evidencing such Restricted Shares, and/or (B) cause “stop transfer” instructions to be issued, as it deems necessary or appropriate. Restricted Stock Units may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged, or otherwise encumbered at any time.

(v) Shareholder Rights.  Unless otherwise determined by the Committee, during the Restriction Period, Participants who hold Restricted Shares shall have the right to receive dividends in cash or other property or other distributions or rights in respect of such shares and shall have the right to vote such shares and shall have all other shareholder rights as the record owners thereof. Unless otherwise determined by the Committee, during the Restriction Period, Participants who hold Restricted Stock Units shall be credited with dividend equivalents in respect of such Restricted Stock Units.

(vi) Other Terms and Conditions.  Restricted Shares issued under the Plan shall be registered in the name of the Participant on the books and records of PepsiAmericas or its designee (or by one or more physical certificates if physical certificates are issued with respect to such Restricted Shares) subject to the applicable restrictions imposed by the Plan. The Participant may not sell, transfer, pledge, exchange, hypothecate or dispose of such Restricted Shares during the Restriction Period. A breach of a restriction or a breach of terms and conditions established by the Committee pursuant to Restricted Shares or Restricted Stock Units shall cause forfeiture of any such Award. If a Restricted Share is forfeited in accordance with the restrictions that apply to such Restricted Shares, such interest or certificate, as the case may be, shall be cancelled. At the end of the Restriction Period that applies to Restricted Shares, the number of shares to which the Participant is then entitled shall be delivered to the Participant free and clear of such restrictions, either in certificated or uncertificated form. No shares of Common Stock shall be registered in the name of the Participant with respect to a Restricted Stock Unit unless and until such unit is paid in shares of Common Stock.

If requested by PepsiAmericas, a Holder of Restricted Shares or Restricted Stock Units shall deposit with PepsiAmericas stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by PepsiAmericas, which would permit transfer to PepsiAmericas of all or a portion of the shares of Common Stock subject to the Restricted Shares or Restricted Stock Units, if any, in the event such Award is forfeited in whole or in part. The Committee may prescribe additional restrictions, terms or conditions upon or to the Restricted Shares or Restricted Stock Units.

(vii) Termination of Employment or Service or Death.  An Award under this subsection (c) shall terminate for all purposes if the Participant does not remain continuously in the employ or service of the Company at all times during the applicable Restriction Period, except as provided in the applicable Award agreement or as determined by the Committee.

(d) Performance Awards.

(i) Grants.  Subject to the provisions of the Plan, Performance Awards may be granted to Eligible Persons. Performance Awards may be granted either alone or in addition to other Awards made under the Plan.

(ii) Performance Goals.  Unless otherwise determined by the Committee, Performance Awards shall be conditioned on the achievement of Performance Goals (which shall be based on one or more Performance Measures, as determined by the Committee) over a Performance Period.

(iii) Restriction Period.  The Restriction Period shall be for a minimum of one year unless otherwise determined by the Committee.

(iv) Termination of Employment or Service or Death.  A Performance Award under this subsection (d) shall terminate for all purposes if the Participant does not remain continuously in the employ or service of the Company at all times during the applicable Restriction Period except as provided in the applicable Award agreement or as determined by the Committee.

(v) Performance Measures.  The Performance Measure(s) to be used for purposes of Performance Awards may be described in terms of objectives that are related to the individual Participant (including salary range, tenure in the current position and performance during the prior year) or objectives that are company-wide or related to a subsidiary, division, department, region, function, policy initiative or business unit of PepsiAmericas, and may consist of one or more or any combination of the following criteria: stock price, the attainment by a share of Common Stock of a specified fair market value for a specified period of time, capitalization, earnings per share, growth in stock price, growth in market value, return to shareholders (including or excluding dividends), return on equity, earnings, economic value added, revenues, net income, operating income, return on assets, return on capital, adjusted return on invested capital, return on sales, market share, cash flow measures or cost reduction goals, sales volume, net earnings, total shareholder return, gross margin, or achieving goals, objectives, and policy initiatives. The Performance Goals based on these Performance Measures may be expressed in absolute terms, relative to prior performance or relative to the performance of other entities or individuals.

(vi) Negative Discretion.  Notwithstanding the achievement of any Performance Goal established under the Plan, the Committee has the discretion to reduce, but does not have the discretion to increase, some or all of a Performance Award that would otherwise be paid to a Participant.

(vii) Extraordinary Events.  At, or at any time after, the time an Award is granted, and to the extent permitted under Code Section 162(m) and the regulations thereunder without adversely affecting the treatment of the Award under the Performance-Based Exception, the Committee, in its sole discretion, may provide for the manner in which performance will be measured against the Performance Goals (or may adjust the Performance Goals) to reflect the impact of specific corporate transactions, accounting or tax law changes and other extraordinary and nonrecurring events.

(viii) Performance-Based Exception.  With respect to any Award that is intended to satisfy the conditions for the Performance-Based Exception under Code Section 162(m): (A) the Committee shall interpret the Plan and this Section 7(d) in light of Code Section 162(m) and the regulations thereunder; (B) the Committee shall have no discretion to amend the Award in any way that would adversely affect the treatment of the Award under Code Section 162(m) and the regulations thereunder; and (C) such Award shall not be paid until the Committee shall first have certified that the Performance Goals have been achieved.

(e) Stock Awards.

(i) Grants.  Subject to the provisions of the Plan, Stock Awards consisting of shares of Common Stock may be granted pursuant to this Section 7(e) only to Eligible Persons who are consultants or advisors to the Company and may not be granted to employees of the Company (including Employee Directors). Non-Employee Directors are eligible to receive Stock Awards only pursuant to Section 8. Stock Awards may be granted either alone or in addition to other Awards made under the Plan.

(ii) Terms and Conditions.  The shares of Common Stock subject to a Stock Award shall be immediately vested at the time of grant and nonforfeitable at all times but shall be subject to such other terms and conditions, including restrictions on transferability, as determined by the Committee in its discretion, subject to the provisions of the Plan. The shares of Common Stock subject to a Stock Award shall be registered in the name of the Participant.

8.	Awards to Non-Employee Directors.

(a) Sole Awards.  Notwithstanding anything in the other sections of the Plan to the contrary, Non-Employee Directors are eligible to receive only Awards authorized by this Section 8. The terms applicable under Section 7 for each such category of Award shall apply under this Section 8 to the extent not inconsistent with the provisions of this Section 8. The Committee retains the discretion to change the amount, terms and types of Awards to Non-Employee Directors notwithstanding paragraphs (a) and (b) of this Section 8.

(b) Grants.  Each Non-Employee Director shall receive Stock Awards in the amount provided in the PepsiAmericas Non-Employee Directors Compensation Program, as amended and restated from time to time, with such shares subject to the transfer restrictions in Section 8(c)(i).

(c) Terms of Grants to Non-Employee Directors.

(i) Shares of Common Stock subject to a Stock Award granted to a Non-Employee Director shall be immediately vested at the time of grant and nonforfeitable at all times. However, such shares of Common Stock may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered, until the date the Non-Employee Director’s membership on the Board ceases (except that this transfer restriction (1) shall not apply to shares of Common Stock in excess of the minimum stock ownership requirement established from time to time under the Non-Employee Directors Stock Retention Requirements set forth in the PepsiAmericas Corporate Governance Guidelines and (2) shall not prohibit: (A) PepsiAmericas retaining shares to satisfy required tax withholding under Section 11(e) and (B) intra-family transfers permitted by the Committee). In order to enforce the limitations imposed upon such shares of Common Stock, the Committee may (a) cause a legend or legends to be placed on any certificates evidencing such shares, and/or (b) cause “stop transfer” instructions to be issued, as it deems necessary or appropriate.

(ii) Non-Employee Directors who hold shares of Common Stock pursuant to a Stock Award granted under this Section 8 shall have the right to receive dividends in cash or other property and shall have the right to vote such shares as the record owners thereof; provided that any securities of PepsiAmericas that are distributed to a Non-Employee Director in connection with a Stock Award shall be subject to the same transfer restrictions that apply to such shares of Common Stock.

9.	Dilution and Other Adjustments.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, combination or exchange of shares or other change in corporate structure affecting any class of Common Stock, the Committee shall make such adjustments in the class and aggregate number of shares which may be delivered under the Plan as described in Section 5, the individual award maximums under Section 6, the class, number, and Option Exercise Price of outstanding Options, the class, number and exercise price of outstanding SARs and the class, number of shares and exercise price, if any, subject to any other Awards granted under the Plan (provided the number of shares of any class subject to any Award shall always be a whole number), as may be, and to such extent (if any), determined to be appropriate and equitable by the Committee, and any such adjustment may, in the sole discretion of the Committee, take the form of Awards covering more than one class of Common Stock. Such adjustment shall be conclusive and binding for all purposes of the Plan. Any adjustment of an Award under this Section 9 shall be accomplished in a manner that permits the Award to be exempt from Code Section 409A.

10.	Change in Control.

(a) Impact of Event.  Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control: (i) outstanding Options and SARs shall immediately vest and become exercisable; (ii) the restrictions and other conditions applicable to outstanding Restricted Shares, Restricted Stock Units and Stock Awards, including vesting requirements, shall immediately lapse; such Awards shall be free of all restrictions and fully vested; and, with respect to Restricted Stock Units, shall be payable immediately in accordance with their terms or, if later, as of the earliest permissible date under Code Section 409A; and (iii) outstanding Performance Shares or Performance Units granted under the Plan shall immediately vest and shall become immediately payable in accordance with their terms as if 100% of the Performance Goals have been achieved.

In the event of a Change in Control in connection with which the holders of Common Stock receive shares of common stock that are publicly traded, there shall be substituted for each share of Common Stock remaining available under the Plan, whether or not then subject to an outstanding Option, SAR, Restricted Stock Award or Performance Award, the number and class of shares into which each outstanding share of Common Stock shall be converted pursuant to such Change in Control. In the event of any such substitution, the purchase price per share in the case of an Option or Restricted Stock Award shall be appropriately adjusted by the Committee (whose determination shall be conclusive), such adjustments to be made without any increase in the aggregate purchase price.

(b) Definitions.  For purposes of this Section 10, a “Change in Control” shall be deemed to have occurred if: (i) any one person or more than one person acting as a group acquires ownership of stock of PepsiAmericas that, together with the stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of PepsiAmericas, other than a merger in which the holders of Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger; provided, however, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of PepsiAmericas, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of PepsiAmericas or to cause a change in the effective control of PepsiAmericas; (ii) any one person, or more than one person acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of PepsiAmericas possessing thirty percent (30%) percent or more of the total voting power of the stock of PepsiAmericas; (iii) any one person, or more than one person acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from PepsiAmericas that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of PepsiAmericas taken as a whole, immediately prior to such acquisition or acquisitions; or (iv) a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. Notwithstanding (i), (ii) or (iii) above, a proposed transaction wherein PepsiCo, Inc. would acquire a less than fifty percent (50%) interest in the Common Stock shall not constitute a Change in Control.

11.	Miscellaneous Provisions.

(a) Misconduct.  Except as otherwise provided in agreements covering Awards hereunder, a Participant shall forfeit all rights in his or her outstanding Awards under the Plan, and all such outstanding Awards shall automatically terminate and lapse, if the Committee determines that such Participant has (i) used for profit or disclosed to unauthorized persons, confidential information or trade secrets of the Company, (ii) breached any contract with or violated any fiduciary obligation to the Company, including without limitation, a violation of any Company code of conduct, (iii) engaged in unlawful trading in the securities of PepsiAmericas or of another company based on information gained as a result of that Participant’s employment or other relationship with the Company, (iv) committed a felony or other serious crime, or (v) has violated any PepsiAmericas Clawback Policy, as amended and restated from time to time. If PepsiAmericas is required to prepare an accounting restatement due to the material noncompliance of PepsiAmericas, as a result of misconduct, with any financial reporting requirement under the securities laws, the chief executive officer and the chief financial officer of PepsiAmericas shall reimburse PepsiAmericas for the amount of any payment in settlement of an Award received by that person from PepsiAmericas during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever occurs first) of the financial document embodying such financial reporting requirement; and any profits realized from the sale of securities underlying an Award during that 12-month period. The provisions of the foregoing sentence shall also apply to Participants other than the chief executive officer and the chief financial officer of PepsiAmericas to the extent such Participant violates any PepsiAmericas Clawback Policy, as amended and restated from time to time.

(b) Rights as Shareholder.  Except as otherwise provided herein, a Participant shall have no rights as a holder of Common Stock with respect to Awards hereunder, unless and until the shares of Common Stock have been registered to the Participant as the owner.

(c) No Loans.  No loans from the Company to Participants shall be permitted in connection with the Plan.

(d) Assignment or Transfer.  Except as otherwise provided under the Plan, no Award under the Plan or any rights or interests therein shall be transferable other than by will or the laws of descent and distribution. The Committee may, in its discretion, provide that an Award (other than an ISO) is transferable without the payment of any consideration to a Participant’s family member, whether directly or by means of a trust or otherwise, subject to such terms and conditions as the Committee may impose. For this purpose, “family member” has the meaning given to such term in the General Instructions to the Form S-8 registration statement under the Securities Act of 1933. All Awards under the Plan shall be exercisable, during the Participant’s lifetime, only by the Participant or a person who is a permitted transferee pursuant to this Section 11(d). Once awarded, the shares of Common Stock (other than Restricted Shares) received by Participants may be freely transferred, assigned, pledged or otherwise subjected to lien, subject to: (i) the transfer restrictions in Sections 7(c)(iv) and 8(c)(i) above; and (ii) the restrictions imposed by the Securities Act of 1933, Section 16 of the Exchange Act and the PepsiAmericas Insider Trading Policy, each as amended from time to time. PepsiAmericas reserves the right to restrict, in whole or in part, the exercise of any Options or SARs or the delivery of Common Stock pursuant to any Restricted Shares or Performance Shares granted under the Plan until such time as, (A) any legal requirements or regulations have been met relating to the issuance of the shares covered thereby or to their registration under the Securities Act of 1933 or to any applicable state laws; and (B) satisfactory assurances are received that the shares, when issued, will be duly listed on the New York Stock Exchange, or the principal securities exchange on which shares of Common Stock are then traded.

(e) Withholding Taxes.  PepsiAmericas shall have the right to deduct from all Awards paid in cash to a Participant any taxes required by law to be withheld with respect to such Awards. All statutory minimum applicable withholding taxes arising with respect to Awards paid in shares of Common Stock to a Participant shall be satisfied by PepsiAmericas retaining shares of Common Stock having a Fair Market Value on the date the tax is to be determined that is equal to the amount of such statutory minimum applicable withholding tax (rounded, if necessary, to the next highest whole number of shares of Common Stock); provided, however, that, subject to any restrictions or limitations that the Committee deems appropriate, a Participant may elect to satisfy such statutory minimum applicable withholding tax through cash, or by delivering previously owned shares of Common Stock.

(f) Currency and Other Restrictions.  The obligations of PepsiAmericas to make delivery of Awards in cash or Common Stock shall be subject to currency or other restrictions imposed by any governmental authority or regulatory body having jurisdiction over such Awards.

(g) No Rights to Awards.  Neither the Plan nor any action taken hereunder shall be construed as giving any person any right to be retained in the employ or service of the Company, and the Plan shall not interfere with or limit in any way the right of the Company to terminate any person’s employment or service at any time. Except as set forth herein, no employee or other person shall have any claim or right to be granted an Award under the Plan. By accepting an Award, the Participant acknowledges and agrees that (i) the Award will be exclusively governed by the terms of the Plan, including the right reserved by PepsiAmericas to amend or cancel the Plan at any time without PepsiAmericas incurring liability to the Participant (except, to the extent the terms of the Award so provide, for Awards already granted under the Plan), (ii) Awards are not a constituent part of salary and the Participant is not entitled, under the terms and conditions of employment, or by accepting or being granted Awards under the Plan to require Awards to be granted to him or her in the future under the Plan or any other plan, (iii) the value of Awards received under the Plan shall be excluded from the calculation of termination indemnities or other severance payments or benefits, and (iv) the Participant shall seek all necessary approval under, make all required notifications under, and comply with all laws, rules and regulations applicable to the ownership of Options and shares of Common Stock and the exercise of Options, including, without limitation, currency and exchange laws, rules and regulations.

(h) Beneficiary Designation.  To the extent allowed by the Committee, each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named on a contingent or successive basis) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Unless the Committee determines otherwise, each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

(i) Costs and Expenses.  The cost and expenses of administering the Plan shall be borne by PepsiAmericas and not charged to any Award or to any Participant.

(j) Fractional Shares.  Fractional shares of Common Stock shall not be issued or transferred under an Award, but the Committee may direct that cash be paid in lieu of fractional shares or may round off fractional shares, in its discretion.

(k) Funding of Plan.  The Plan shall be unfunded and any benefits under the Plan shall represent an unsecured promise to pay PepsiAmericas. PepsiAmericas shall not be required to establish or fund any special or separate account or to make any other segregation of assets to assure the payment of any Award under the Plan and the existence of any such account or other segregation of assets shall be consistent with the “unfunded” status of the Plan.

(l) Indemnification.  Provisions for the indemnification of officers and directors of PepsiAmericas in connection with the administration of the Plan shall be as set forth in the Certificate of Incorporation and By-Laws of PepsiAmericas as in effect from time to time.

(m) Successors.  All obligations of PepsiAmericas under the Plan with respect to Awards granted hereunder shall be binding on any successor to PepsiAmericas, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of PepsiAmericas.

(n) Compliance with Code Section 409A.  The Plan is intended to satisfy the requirements of Code Section 409A and any regulations or guidance that may be adopted thereunder from time to time, including any transition relief available under applicable guidance related to Code Section 409A. Accordingly, to ensure the exemption from Code Section 409A of potentially exempt Awards and the compliance with Code Section 409A of other Awards, any payment that under the terms of the Plan or an Award agreement is to be made as soon as practicable relative to a date shall be made not later than 60 days after such date, and the Participant may not determine the time of payment. Pursuant to Section 12(b), the Plan may be amended or interpreted by the Committee as it determines necessary or appropriate in accordance with Code Section 409A and to avoid a plan failure under Code Section 409A(a)(1).

12.	Effective Date, Amendments, Governing Law and Termination.

(a) Effective Date.  The Plan was approved by the Board on February 26, 2009 and shall become effective on the date it is approved by PepsiAmericas shareholders.

(b) Amendments.  The Committee or the Board may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any Awards granted prior to the date of such termination or amendment without the consent of the affected Participant except to the extent that the Committee reasonably determines that such termination or amendment is necessary or appropriate to comply with applicable law (including the provisions of Code Section 409A and the regulations thereunder pertaining to the deferral of compensation) or the rules and regulations of any stock exchange on which Common Stock is listed or quoted. Notwithstanding the foregoing, unless PepsiAmericas shareholders shall have first approved the amendment, no amendment of the Plan shall be effective if the amendment would (i) increase the maximum number of shares of Common Stock that may be delivered under the Plan or to any one individual (except to the extent such amendment is made pursuant to Section 9 hereof), (ii) extend the maximum period during which Awards may be granted under the Plan, (iii) add to the types of Awards that can be made under the Plan, (iv) change the Performance Measures pursuant to which Performance Awards are earned, (v) modify the requirements as to eligibility for participation in the Plan, (vi) decrease the grant or exercise price of any Option or SAR to less than the Fair Market Value on the date of grant; (vii) require shareholder approval pursuant to the Plan or applicable law or the rules of the New York Stock Exchange or the principal securities exchange on which shares of Common Stock are then traded in order to be effective; or (viii) effect any change inconsistent with Section 422 of the Code.

(c) Governing Law.  The Plan, each Award and the related agreement, and all determinations made and actions taken pursuant thereto, to the extent not governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware without giving effect to conflict of laws principles.

(d) Termination.  No Awards shall be made under the Plan after the tenth anniversary of the date on which PepsiAmericas shareholders approve the Plan.

PEPSIAMERICAS, INC.
4000 RBC PLAZA
60 SOUTH SIXTH STREET
MINNEAPOLIS, MN 55402
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Use the Internet to transmit your voting instructions up until 11:59 P.M. (CDT) on May 6, 2009. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
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If you would like to reduce the costs incurred by PepsiAmericas, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail. To sign up for electronic delivery, visit the company’s website at www.pepsiamericas.com in the Investors’ section under “electronic delivery enrollment.”
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to PepsiAmericas, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote by Internet or telephone, please do not mail your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PEPAM1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PEPSIAMERICAS, INC.

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3.

Vote On Directors

1. Election of directors:		For	Against	Abstain			For	Against	Abstain

1a.	Herbert M. Baum	☐	☐	☐		1f. Jarobin Gilbert, Jr.	☐	☐	☐

1b.	Richard G. Cline	☐	☐	☐		1g. James R. Kackley	☐	☐	☐

1c.	Michael J. Corliss	☐	☐	☐		1h. Matthew M. McKenna	☐	☐	☐

1d.	Pierre S. du Pont	☐	☐	☐		1i. Robert C. Pohlad	☐	☐	☐

1e.	Archie R. Dykes	☐	☐	☐		1j. Deborah E. Powell	☐	☐	☐

For address changes and/or comments, please
check this box and write them on the back where indicated.		☐			Vote On 2009 Long-Term Incentive Plan

		Yes	No		2.	Approval of 2009 Long-Term
Please indicate if you plan to attend this meeting.		☐	☐			Incentive Plan.	☐	☐	☐

Vote On Accountants

					3.	Ratification of Appointment of
						Independent Registered Public Accountants.	☐	☐	☐

Please sign exactly as your name(s) appear(s) on this proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PEPSIAMERICAS, INC.
ANNUAL MEETING OF SHAREHOLDERS
Thursday, May  7, 2009
10:30 a.m., local time
Four Seasons Hotel
120 East Delaware Place
Chicago, Illinois
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice
and Proxy Statement and Annual Report are available at www.proxyvote.com.

PEPAM2

PEPSIAMERICAS, INC.
4000 RBC Plaza
60 South Sixth Street Minneapolis, MN 55402	proxy

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE ANNUAL MEETING OF SHAREHOLDERS—May 7, 2009
The undersigned hereby constitutes and appoints Robert C. Pohlad and Brian D. Wenger, and each of them, his, her or its true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of PepsiAmericas, Inc. to be held at the Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois, on May 7, 2009, at 10:30 a.m., local time, and at any adjournments thereof, on all matters coming before said meeting.
This proxy also serves as a voting instruction card to the Trustee for shares, if any, held in the trust for the company’s Retirement Savings Plan.
SHAREHOLDERS ARE REQUESTED TO FOLLOW THE INTERNET OR TELEPHONE VOTING INSTRUCTIONS ON THE REVERSE SIDE, OR TO MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE WE HAVE PROVIDED.
The proxies are authorized to vote upon such other business as may properly come before the meeting in accordance with the recommendation of the Board of Directors, or in the absence of such a recommendation, in the proxies’ discretion.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION TO THE CONTRARY IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
See reverse for voting instructions.